CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, par value $0.01 per share	6,900,000(1)	$24.25	$167,325,000	$21,551(2)

(1)	Assumes exercise in full of the underwriters’ option to purchase up to 900,000 additional shares of common stock.
(2)	The filing fee of $21,551 is calculated in accordance with Rules 457(o) and 457(r) of the Securities Act of 1933, as amended, or the Act. In accordance with Rules 456(b) and 457(r) of the Act, the registrant initially deferred payment of all of the registration fees for Registration Statement No. 333-188696 filed by the registrant on May 20, 2013, as amended by a Post-Effective Amendment No. 1 filed by the registrant on January 8, 2014 and a Post-Effective Amendment No. 2 filed by the registrant on September 30, 2014.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-188696

PROSPECTUS    SUPPLEMENT

(To Prospectus Dated May 20, 2013)

6,000,000 Shares

Sabra Health Care REIT, Inc.

Common Stock

We are offering 6,000,000 shares of our common stock.

Our common stock is listed on the NASDAQ Global Select Market under the symbol “SBRA.” The last reported sale price of our common stock on the NASDAQ Global Select Market on September 29, 2014 was $24.25 per share.

To assist us in qualifying as a real estate investment trust, or REIT, among other purposes, stockholders are generally restricted from owning more than 9.9% in value or number of shares, whichever is more restrictive, of our outstanding shares of common stock or more than 9.9% in value of the aggregate of our outstanding stock. See “Description of Capital Stock—Restrictions on Transfer and Ownership of Stock” in the accompanying prospectus.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-15 of this prospectus supplement and the “Risk Factors” section beginning on page 6 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, which is incorporated by reference into this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$24.25	$145,500,000
Underwriting discount	$0.97	$5,820,000
Proceeds to Sabra Health Care REIT, Inc. (before expenses)	$23.28	$139,680,000

We have granted the underwriters an option to purchase up to 900,000 additional shares of our common stock within 30 days from the date of this prospectus supplement.

The underwriters expect to deliver the shares to purchasers on or about October 3, 2014 through the book-entry facilities of The Depository Trust Company.

Joint Book-Running Managers

BofA Merrill Lynch	Barclays

RBC Capital Markets	Raymond James

Co-Managers

Oppenheimer& Co.	J.P. Morgan	SunTrust Robinson Humphrey

September 29, 2014

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which relates to the potential offer and sale of shares of our common stock and supplements and updates information contained in the accompanying prospectus and the documents incorporated by reference therein. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to any potential sale of shares of our common stock. To the extent there is a conflict between the information contained in this prospectus supplement and the information contained in the accompanying prospectus or any document incorporated by reference herein that was filed with the Securities and Exchange Commission (the “SEC”) before the date of this prospectus supplement, you should rely on the information in this prospectus supplement.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus that we have authorized. We have not, and the underwriters have not, authorized anyone to provide you with different information. We are not, and the underwriters are not, making an offer of these securities in any jurisdiction where the offer is not permitted. You

S-i

should not assume that the information contained in this prospectus supplement or the accompanying prospectus, or the information we have previously filed with the SEC and incorporated by reference, is accurate as of any date other than the date specified in such documents. Our business, financial condition, results of operations and prospects may have changed since such dates.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus supplement, the accompanying prospectus and the documents incorporated herein and therein by reference contain “forward-looking” information as that term is defined by the Private Securities Litigation Reform Act of 1995 and the federal securities laws. Any statements that do not relate to historical or current facts or matters are forward-looking statements.

Examples of forward-looking statements include all statements regarding our expected future financial position, results of operations, cash flows, liquidity, financing plans, business strategy, budgets, the expected amounts and timing of dividends and other distributions, projected expenses and capital expenditures, competitive position, growth opportunities, potential acquisitions, plans and objectives for future operations, and compliance with and changes in governmental regulations. You can identify some of the forward-looking statements by the use of forward-looking words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “should,” “may” and other similar expressions, although not all forward-looking statements contain these identifying words.

Our actual results may differ materially from those projected or contemplated by our forward-looking statements as a result of various factors, including among others, the following:

•	our dependence on Genesis HealthCare LLC (“Genesis”), the parent of Sun Healthcare Group, Inc. (“Sun”), until we are able to further diversify our portfolio;

•	our dependence on the operating success of our tenants;

•	the dependence of our tenants on reimbursement from governmental and other third-party payors;

•	the significant amount of and our ability to service our indebtedness;

•	covenants in our debt agreements that may restrict our ability to make investments, incur additional indebtedness and refinance indebtedness on favorable terms;

•	increases in market interest rates;

•	our ability to successfully integrate and realize the intended benefits of the acquisition of the Holiday Portfolio (as defined herein);

•	our ability to raise capital through equity and debt financings;

•	the relatively illiquid nature of real estate investments;

•	competitive conditions in our industry;

•	the loss of key management personnel or other employees;

•	the impact of litigation and rising insurance costs on the business of our tenants;

•	uninsured or underinsured losses affecting our properties and the possibility of environmental compliance costs and liabilities;

•	our ability to maintain our status as a real estate investment trust (“REIT”); and

•	compliance with REIT requirements and certain tax matters related to our status as a REIT.

S-ii

We urge you to carefully consider these risks and review the additional disclosures we make concerning risks and other factors that may materially affect the outcome of our forward-looking statements and our future business and operating results, including those made under “Risk Factors” beginning on page S-15 of this prospectus supplement, on page 6 of the accompanying prospectus, and beginning on page 11 of our Annual Report on Form 10-K for the year ended December 31, 2013. We caution you that any forward-looking statements made in this prospectus supplement, the accompanying prospectus and the documents incorporated herein and therein by reference are not guarantees of future performance, events or results, and you should not place undue reliance on these forward-looking statements, which speak only as of their respective dates.

We do not intend, and we undertake no obligation, to update any forward-looking information to reflect future events or circumstances or to reflect the occurrence of unanticipated events, unless required by law to do so.

S-iii

SUMMARY

This summary only highlights the more detailed information appearing elsewhere in this prospectus supplement or incorporated by reference in this prospectus supplement. It may not contain all of the information that is important to you. You should carefully read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement before deciding whether to invest in shares of our common stock.

As used in this prospectus supplement, unless otherwise specified or the context otherwise requires, the terms “Company,” “Sabra,” “we,” “our,” and “us” refer to Sabra Health Care REIT, Inc. and its subsidiaries on a consolidated basis.

Our Company

We operate as a self-administered, self-managed REIT that, through our subsidiaries, owns and invests in real estate serving the healthcare industry. We primarily generate revenues by leasing properties to tenants and operators throughout the United States.

As of September 25, 2014, our investment portfolio consisted of 151 real estate properties held for investment (consisting of (i) 102 skilled nursing/post-acute facilities, (ii) 47 senior housing facilities, and (iii) two acute care hospitals), 14 investments in loans receivable (consisting of (i) four mortgage loans, (ii) three construction loans, (iii) two mezzanine loans, and (iv) five pre-development loans) and four preferred equity investments. Included in the 151 real estate properties held for investment is a single 100% owned senior housing facility leased to a 50%/50% RIDEA-compliant joint venture tenant. As of September 25, 2014, our real estate properties held for investment had a total of 16,400 licensed beds/units, spread across 34 states. As of June 30, 2014, all of our real estate properties were leased under triple-net operating leases with expirations ranging from seven to 18 years.

We expect to continue to grow our portfolio primarily through the acquisition of assisted living, independent living and memory care facilities and with a secondary focus on acquiring skilled nursing facilities. We have and will continue to opportunistically acquire other types of healthcare real estate (including acute care hospitals) and originate financing secured directly or indirectly by healthcare facilities. We also expect to expand our portfolio through the development of purpose-built healthcare facilities through pipeline agreements and other arrangements with select developers. We further expect to work with existing operators to identify strategic development opportunities. These opportunities may involve replacing or renovating facilities in our portfolio that may have become less competitive and new development opportunities that present attractive risk-adjusted returns. In addition to pursuing acquisitions with triple-net leases, we expect to continue to pursue other forms of investment, including investments in senior housing through RIDEA-compliant structures, mezzanine and secured debt investments, and joint ventures for senior housing, memory care and skilled nursing assets.

With respect to our debt investments, in general, we originate loans when an attractive investment opportunity is presented and either (a) the property is under development or (b) the development of the property is completed but the operations of the facility are not yet stabilized. A key component of our strategy related to loan originations is our having the option to purchase the underlying real estate that secures our loan investments. These options become exercisable upon the occurrence of various criteria, such as the passage of time or the achievement of certain operating goals, and the purchase price is set in advance based on the same valuation methods we use to value our investments in healthcare real estate. This strategy allows us to diversify our revenue streams and build relationships with operators and developers and provides us with the option to add new properties to our existing real estate portfolio if we determine that those properties enhance our investment portfolio and stockholder value at the time the options are exercisable.

As we acquire additional properties and expand our portfolio, we expect to further diversify by tenant, asset class and geography within the healthcare sector. We employ a disciplined, opportunistic approach in our healthcare real estate investment strategy by investing in assets that provide attractive opportunities for dividend growth and appreciation of asset values, while maintaining balance sheet strength and liquidity, thereby creating long-term stockholder value.

Competitive Strengths

We believe the following competitive strengths contribute significantly to our success:

Geographically Diverse and Stable Property Portfolio

Our portfolio of 151 properties held for investment as of September 25, 2014, comprising 16,400 licensed beds/units, is broadly diversified by location across 34 states. Our properties in any one state did not account for more than 14% of our total licensed beds/units as of June 30, 2014, and our properties in any one state did not account for more than 13%, 14% and 16%, respectively, of our total rental revenue during the years ended December 31, 2013, 2012 and 2011. Our geographic diversification will limit the effect of a decline in any one regional market on our overall performance. The annual weighted-average occupancy percentages of our properties remained stable at between 88.2% and 90.2% over the last five years. We have also been able to diversify through acquisitions the extent to which our revenues are dependent on our tenants’ and borrowers’ revenue from federal, state and local government reimbursement programs. Based on the information provided to us by our tenants and borrowers, which information is provided quarterly in arrears, on an annualized basis as of June 30, 2014, 58.4% of our tenants’ and borrowers’ revenue was from federal, state and local government reimbursement programs compared to 76.3% on an annualized basis as of December 31, 2010.

Long-Term, Triple-Net Lease Structure

All of our real estate properties are leased under triple-net operating leases with expirations ranging from seven to 18 years, pursuant to which the tenants are responsible for all facility maintenance, insurance required in connection with the leased properties and the business conducted on the leased properties, taxes levied on or with respect to the leased properties and all utilities and other services necessary or appropriate for the leased properties and the business conducted on the leased properties. As of June 30, 2014, the leases had a weighted-average remaining term of 10 years. We retain substantially all of the risks and benefits of ownership of the real estate assets leased to tenants. As of June 30, 2014, the lease agreements with subsidiaries of Genesis are guaranteed by Genesis, and as a result, we did not require a security deposit from any of Genesis’s subsidiaries. For our properties that are leased to tenants other than Genesis’s subsidiaries, we have, in certain instances, obtained security deposits.

Strong Relationships with Operators

The members of our management team have developed an extensive network of relationships with qualified local, regional and national operators of skilled nursing and senior housing facilities across the United States. This extensive network has been built by our management team through over 25 years of operating experience, involvement in industry trade organizations and the development of banking relationships and investor relations within the skilled nursing and senior housing industries. We work collaboratively with our operators to help them achieve their growth and business objectives. We believe these strong relationships with operators help us to source investment opportunities.

Our relationships with operators include pipeline agreements that we have entered into with certain operators that provide for the acquisition of, and interim capital commitments for, various health care facilities.

These pipeline agreements, together with repeat transactions with other operators, help support our future growth by providing additional investment opportunities with lower acquisition pursuit costs than would be required for investments with new operators.

Ability to Identify Talented Operators

As a result of our management team’s operating experience, network of relationships and industry insight, we have been able and expect to continue to be able to identify qualified local, regional and national operators. We seek operators who possess local market knowledge, demonstrate hands-on management, have proven track records and emphasize patient care. We believe our management team’s experience gives us a key competitive advantage in objectively evaluating an operator’s financial position, emphasis on care and operating efficiency.

Significant Experience in Proactive Asset Management

The members of our management team have significant experience developing systems to collect and evaluate data relating to the underlying operational and financial success of healthcare companies and healthcare-related real estate assets. We are able to utilize this experience and expertise to provide our operators, when requested, with significant assistance in the areas of marketing, development, facility expansion and strategic planning. We actively monitor the operating results of our tenants and, when requested, will work closely with our operators to identify and capitalize on opportunities to improve the operations of our facilities and the overall financial and operating strength of our operators.

Experienced Management Team

Our management team has extensive healthcare and real estate experience. Richard K. Matros, Chairman, President and Chief Executive Officer of Sabra, has more than 25 years of experience in the acquisition, development and disposition of skilled nursing facilities and other healthcare facilities, including nine years at Old Sun (as defined below). Harold W. Andrews, Jr., Executive Vice President, Chief Financial Officer and Secretary of Sabra, is a finance professional with more than 15 years of experience in both the provision of healthcare services and healthcare real estate. Talya Nevo-Hacohen, Executive Vice President, Chief Investment Officer and Treasurer of Sabra, is a real estate finance executive with more than 20 years of experience in real estate finance, acquisition and development, including three years of experience managing and implementing the capital markets strategy of an S&P 500 healthcare REIT. Through years of public company experience, our management team also has extensive experience accessing both debt and equity capital markets to fund growth and maintain a flexible capital structure.

Flexible UPREIT Structure

We operate through an umbrella partnership, commonly referred to as an UPREIT structure, in which substantially all of our properties and assets are held by Sabra Health Care Limited Partnership, a Delaware limited partnership (the “Operating Partnership”), in which we and our wholly owned subsidiaries are currently the only partners, or by subsidiaries of the Operating Partnership. Conducting business through the Operating Partnership allows us flexibility in the manner in which we acquire properties. In particular, an UPREIT structure enables us to acquire additional properties from sellers in exchange for limited partnership units, which may provide property owners the opportunity to defer the tax consequences that would otherwise arise from a sale of their real properties and other assets to us. As a result, this structure allows us to acquire assets more efficiently and may allow us to acquire assets that the owner would otherwise be unwilling to sell because of tax considerations.

Recent Developments

Acquisition of the Holiday Portfolio

Acquisition Overview and Financing. On September 25, 2014, we acquired a portfolio of 21 independent living facilities (the “Holiday Portfolio”) from affiliates of Holiday Acquisition Holdings Corp. (“Holiday”) for a total cash purchase price of $550.0 million. Concurrently with the acquisition, we entered into a triple-net master lease with respect to the Holiday Portfolio (the “Holiday Master Lease”) with certain wholly-owned subsidiaries of Holiday AL Holdings LP (collectively, “Holiday Tenant”), an affiliate of Holiday. An affiliate of Holiday continues to operate the Holiday Portfolio pursuant to a management agreement with Holiday Tenant. Through its affiliates, Holiday, based in Lake Oswego, Oregon, operates more than 300 senior living facilities and is owned by investment funds managed by affiliates of Fortress Investment Group LLC. We funded the acquisition of the Holiday Portfolio with borrowings under the Revolving Credit Facility (as defined below).

Holiday Portfolio Overview. The Holiday Portfolio consists of 21 independent living facilities with 2,850 units located in 15 states, with an occupancy rate of 90.5% as of June 30, 2014. One of the facilities is subject to a HUD mortgage loan and therefore the closing of the acquisition of this facility will be deferred until the HUD debt is prepaid. Holiday Tenant has agreed to pay the full rental amount due under the lease notwithstanding the delay in the closing of the acquisition of this facility. The following table sets forth certain information about the Holiday Portfolio as of June 30, 2014:

Property	City	State	Age (Years)	Units
Capital Place	Olympia	WA	28	113
Cedar Woods	Branford	CT	27	91
Colonial Village	Longview	TX	30	128
Creekside Terrace	Winston-Salem	NC	13	117
Desert Rose	Yuma	AZ	18	115
Garden Village	Kansas City	MO	27	184
Gardens at Wakefield	Raleigh	NC	12	118
Harrison Regent	Ogden	UT	29	92
Heritage Village	McAllen	TX	27	118
Holiday at the Atrium	Glenville	NY	14	103
Lake Ridge Village	Eustis	FL	30	110
Las Brisas	San Luis Obispo	CA	27	102
Madison Meadows	Phoenix	AZ	29	127
Monarch Estates	Auburn	AL	13	117
Parkview in Allen	Allen	TX	8	194
South Wind Heights	Jonesboro	AR	15	116
The Atrium at Gainesville	Gainesville	FL	21	252
The Chateau	McKinney	TX	4	205
Village at the Falls	Menomonee Falls	WI	8	143
Virginian	Richmond	VA	25	118
Windland South	Nashville	TN	28	187

Total Portfolio			21	2,850

Holiday Master Lease Overview. Under the Holiday Master Lease, Holiday Tenant is responsible for costs associated with operating and maintaining the Holiday Portfolio, including taxes, insurance and repair and maintenance. The term of the Holiday Master Lease is 15 years, with two five-year renewal options. The Holiday Master Lease provides for base rent in the first year of approximately $30.3 million, with base rent to increase by

4.0% of the base rent for the prior year in years two and three. In years four through fifteen, base rent will increase by the base rate applicable for the immediately preceding year multiplied by the greater of (i) 3.5% and (ii) the Consumer Price Index increase during the immediately preceding year. During any renewal period, the base rent will be set at the greater of (i) the then fair market rent (as determined in accordance with the Holiday Master Lease) and (ii) the base rate applicable for the immediately preceding year increased by the greater of (a) 3.5% and (b) the Consumer Price Index increase during the immediately preceding year. Under the Holiday Master Lease, on an annual basis, Holiday Tenant is required to make capital improvements to the Holiday Portfolio equal to a minimum of $500 per unit during 2014 and 2015, subject to annual escalations thereafter. The Holiday Master Lease is expected to generate annual lease revenues determined in accordance with GAAP of $39.3 million and an initial yield on cash rent of 5.50%.

The Holiday Master Lease also requires Holiday Tenant to provide a letter of credit to us in the amount of approximately $15.1 million, which serves as security for Holiday Tenant’s performance of its obligations to us under the Holiday Master Lease. Pending delivery of this letter of credit, Holiday Tenant provided us at the closing of the acquisition a cash security deposit in the amount of $15.1 million. Management fees payable to the Holiday-affiliated manager are subordinated to Holiday Tenant’s obligation to pay rent to us under the Holiday Master Lease. Additionally, Holiday Tenant granted us a first-priority security interest in certain personal property and receivables arising from the operations of the Holiday Portfolio, which security interest secures Holiday Tenant’s obligations under the Holiday Master Lease. The lease terms also include (i) a non-competition provision restricting Holiday Tenant and certain of its affiliates, including the Guarantor (as defined below), from developing or constructing new independent living properties within seven miles of any property acquired by us in the acquisition, (ii) restrictions on a change of control of Holiday Tenant or the Guarantor, subject to certain exceptions, and (iii) customary operating covenants, events of default and remedies.

Holiday Tenant’s obligations to us under the Holiday Master Lease are guaranteed by its indirect parent, Holiday AL Holdings LP (the “Guarantor”). Subject to certain exceptions specified in a guaranty of master lease (the “Guaranty”) executed by the Guarantor in favor of us, the Guarantor has agreed to certain financial covenants, including maintaining a minimum net worth of $150 million, a minimum fixed charge coverage ratio of 1.10x and a maximum leverage ratio of 10x (as each term is defined in the Guaranty). While we believe that the Guaranty and the financial covenants contained in the Guaranty enhance the security of payments owed to us under the Holiday Master Lease, these security features may not ensure timely payment in full of all amounts due to us under the Holiday Master Lease. See “Risk Factors—Risks Related to Our Recent Acquisition of the Holiday Portfolio—Holiday Tenant may be unable to cover its lease obligations to us and there can be no assurance that the Guarantor will be able to cover any shortfall.”

Rationale for Acquisition. We believe that the acquisition of the Holiday Portfolio will enhance our business for the reasons set forth below.

•	Diversify our revenue sources. The Holiday Portfolio has provided us with an opportunity to further diversify our revenue sources and decrease our concentration of revenues earned from Genesis. Assuming that our acquisition of the Holiday Portfolio had been completed as of June 30, 2014, the amount of our annualized revenue earned from Genesis for the quarter ended June 30, 2014 would have been approximately 38.1%, as compared to approximately 46.8% without the acquisition of the Holiday Portfolio.

•	Diversify the composition of our portfolio. Consisting entirely of independent living facilities, the Holiday Portfolio provides us with an opportunity to further reduce the percentage of skilled nursing facilities in our portfolio. Assuming that our acquisition of the Holiday Portfolio had been completed as of June 30, 2014, the amount of our annualized revenue earned from skilled nursing facilities for the quarter ended June 30, 2014 would have been approximately 55.8%, as compared to approximately 68.6% without the acquisition of the Holiday Portfolio.

•	Invest in a high quality portfolio with an attractive return. Based on our purchase price of $550.0 million, annual base rent of approximately $30.3 million for the first year of the Holiday Master Lease, and annual rent escalators of 4.0% for years two and three of the Holiday Master Lease and at least 3.5% thereafter, the GAAP yield under the Holiday Master Lease is expected to be 7.14%.

•	Increase private payor revenue. We believe the Holiday Portfolio provides us with an opportunity to advance our long-term strategy of increasing the proportion of our revenue attributable to non-governmental sources. Assuming that our acquisition of the Holiday Portfolio had been completed as of June 30, 2014, the amount of our annualized revenue attributable to private payors for the quarter ended June 30, 2014 would have been approximately 52.4%, as compared to approximately 41.6% without the acquisition of the Holiday Portfolio.

Second Amended and Restated Revolving Credit Facility

On September 10, 2014, the Operating Partnership entered into a second amended and restated unsecured revolving credit facility (the “Revolving Credit Facility”). The Revolving Credit Facility amends and restates the amended and restated secured revolving credit facility (the “Prior Revolving Credit Facility”) that the Operating Partnership and certain subsidiaries of the Operating Partnership entered into on July 29, 2013 and amended on October 15, 2013. The Revolving Credit Facility increased the borrowing capacity from the Prior Revolving Credit Facility from $375.0 million to $650.0 million and provides an accordion feature allowing for an additional $100.0 million of capacity, subject to terms and conditions, resulting in a maximum borrowing capacity of $750.0 million. The Operating Partnership also has an option to convert up to $200.0 million of the Revolving Credit Facility to a term loan subject to terms and conditions. On September 25, 2014, the Operating Partnership provided notice to the lenders under the Revolving Credit Facility of the exercise of this option as to $200.0 million of the outstanding borrowings under the Revolving Credit Facility.

While the Prior Revolving Credit Facility was secured by pledges of equity of our wholly-owned subsidiaries that own certain of our real estate assets, the Revolving Credit Facility is unsecured. The Revolving Credit Facility, including amounts that are converted into a term loan, has a maturity date of September 10, 2018 and includes a one year extension option. The obligations of the Operating Partnership under the Revolving Credit Facility are guaranteed by us and certain of our subsidiaries.

Borrowings under the Revolving Credit Facility, including amounts that are converted into a term loan, bear interest on the outstanding principal amount at a rate equal to an applicable percentage plus, at the Operating Partnership’s option, either (a) LIBOR or (b) a base rate determined as the greater of (i) the federal funds rate plus 0.5%, (ii) the prime rate, and (iii) one-month LIBOR plus 1.0% (the “Base Rate”). The applicable percentage for borrowings will vary based on the Consolidated Leverage Ratio, as defined in the credit agreement, and will range from 2.00% to 2.60% per annum for LIBOR based borrowings and 1.00% to 1.60% per annum for borrowings at the Base Rate. In addition, the Operating Partnership is required to pay an unused fee to the lenders equal to 0.25% or 0.35% per annum of the aggregate unused borrowing capacity under the Revolving Credit Facility.

In the event that Sabra achieves at least two investment grade ratings from S&P, Moody’s and/or Fitch, the Operating Partnership can elect to reduce the applicable percentage for LIBOR or Base Rate borrowings. If the Operating Partnership makes this election, the applicable percentage for borrowings will vary based on the debt ratings at each pricing level, as set forth in the credit agreement, and will range from 0.90% to 1.70% per annum for LIBOR based borrowings and 0.00% to 0.70% per annum for borrowings at the Base Rate. In addition, should the Operating Partnership elect this option, the unused fee will no longer apply and a facility fee ranging between 0.125% and 0.300% per annum will take effect based on the borrowing capacity regardless of amounts outstanding under the Revolving Credit Facility.

We were incorporated on May 10, 2010 as a wholly owned subsidiary of Sun Healthcare Group, Inc. (“Old Sun”), a provider of nursing, rehabilitative and related specialty healthcare services principally to the senior population in the United States. Pursuant to a restructuring plan by Old Sun, Old Sun restructured its business by separating its real estate assets and its operating assets into two separate publicly traded companies, Sabra and SHG Services, Inc. (which was then renamed “Sun Healthcare Group, Inc.” or “Sun”). In order to effect the restructuring, Old Sun distributed to its stockholders on a pro rata basis all of the outstanding shares of common stock of Sun (the “Separation”), together with an additional cash distribution. Immediately following the Separation, Old Sun merged with and into Sabra, with Sabra surviving the merger and Old Sun stockholders receiving shares of Sabra common stock in exchange for their shares of Old Sun common stock (the “REIT Conversion Merger”). The Separation and REIT Conversion Merger were completed on November 15, 2010.

Following the restructuring of Old Sun’s business and the completion of the Separation and REIT Conversion Merger, we began operating as a self-administered, self-managed REIT that, directly or indirectly, owns and invests in real estate serving the healthcare industry. We elected to be treated as a REIT with the filing of our U.S. federal income tax return for the taxable year beginning January 1, 2011. We believe that we have been organized and have operated, and we intend to continue to operate, in a manner to qualify as a REIT.

Our principal executive offices are located at 18500 Von Karman Avenue, Suite 550, Irvine, California 92612 and our telephone number is (888) 393-8248. Our website is www.sabrahealth.com. None of the information contained on our website or on websites linked to our website is part of this prospectus supplement or the accompanying prospectus.

THE OFFERING

Common stock offered by us	6,000,000 shares (or 6,900,000 shares if the underwriters exercise their option to purchase additional shares in full).

Common stock outstanding immediately after this offering	53,263,151 shares (or 54,163,151 shares if the underwriters exercise their option to purchase additional shares in full).

Use of proceeds	We expect to receive approximately $138.9 million in net proceeds from this offering (or approximately $159.9 million if the underwriters exercise their option to purchase additional shares in full), after deducting the underwriting discounts and our estimated offering expenses. We intend to contribute the net proceeds from this offering to the Operating Partnership, which will in turn apply the net proceeds to repay borrowings outstanding on our Revolving Credit Facility as more fully described in “Use of Proceeds.”

Conflicts of interest	As described in “Use of Proceeds,” we intend to contribute the net proceeds from this offering to the Operating Partnership, which will in turn apply the net proceeds to repay borrowings outstanding on our Revolving Credit Facility. Affiliates of each of the underwriters are lenders under our Revolving Credit Facility and, in such capacity, will each receive a portion of the net proceeds from this offering. See “Use of Proceeds” and “Underwriting (Conflicts of Interest)” in this prospectus supplement.

NASDAQ Global Select Market symbol	“SBRA”

Ownership and transfer restrictions	To assist us in qualifying as a REIT, among other purposes, stockholders are generally restricted from owning more than 9.9% in value or number of shares, whichever is more restrictive, of our outstanding shares of common stock or more than 9.9% in value of the aggregate of our outstanding stock. See “Description of Capital Stock—Restrictions on Transfer and Ownership of Stock” in the accompanying prospectus.

Risk factors	Investing in our common stock involves risks. See “Risk Factors” beginning on page S-15 of this prospectus supplement, on page 6 of the accompanying prospectus and beginning on page 11 of our Annual Report on Form 10-K for the year ended December 31, 2013, which is incorporated by reference herein, to read about factors you should consider before buying our common stock.

The number of shares of common stock to be outstanding immediately after this offering excludes:

•	1,032,518 shares of common stock issuable upon vesting of restricted stock units or upon the payment of restricted stock units that have been deferred, which were outstanding under our 2009 Performance Incentive Plan as of June 30, 2014; and

•	1,590,933 additional shares of common stock reserved for issuance under our 2009 Performance Incentive Plan.

Unless otherwise stated, all information contained in this prospectus supplement assumes no exercise of the underwriters’ option to purchase up to 900,000 additional shares.

SUMMARY CONDENSED CONSOLIDATED FINANCIAL AND OTHER DATA

The following table sets forth summary condensed consolidated financial and other data for each of the periods indicated. You should read the following summary condensed consolidated financial and other data in conjunction with our consolidated financial statements and related notes and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the year ended December 31, 2013 and in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2014, each of which is incorporated by reference into this prospectus supplement. The financial data as of and for the six months ended June 30, 2014 and June 30, 2013 are derived from our unaudited consolidated financial statements and are not necessarily indicative of results for any future period. The unaudited condensed consolidated financial statements reflect, in the opinion of management, all adjustments necessary for the fair presentation of the financial condition and results of operations for such periods.

	Six Months Ended June 30,		Year Ended December 31,
	2014	2013	2013	2012	2011
	(unaudited)	(unaudited)
	(dollars in thousands except share and per share data)
Operating data:
Total revenues	$83,823	$64,297	$134,780	$103,170	$84,225
Expenses:
Depreciation and amortization	19,105	16,468	33,281	30,263	26,591
Interest	22,128	20,145	40,460	34,335	30,319
General and administrative	13,779	8,139	16,423	16,104	14,473
Impairment	—	—	—	2,481	—

Total expenses	55,012	44,752	90,164	83,183	71,383

Loss on extinguishment of debt	(22,296)	(9,750)	(10,101)	(2,670)	—
Other income (expense)	960	(900)	(800)	2,196	—

Net income	7,475	8,895	33,715	19,513	12,842
Net loss attributable to noncontrolling interests	23	—	—	—	—

Net income attributable to Sabra Health Care REIT, Inc.	7,498	8,895	33,715	19,513	12,842

Preferred stock dividends	(5,121)	(2,827)	(7,966)	—	—

Net income attributable to common stockholders	$2,377	$6,068	$25,749	$19,513	$12,842

Balance sheet data (at period end):
Cash and cash equivalents	$15,085	$92,770	$4,308	$17,101	$42,250
Real estate investments, net of accumulated depreciation	1,036,312	817,228	915,418	827,135	653,377
Loans receivable and other investments, net	225,787	43,069	185,293	12,017	—
Total assets	1,376,511	1,022,099	1,197,835	916,882	749,650
Total debt(1)	675,400	554,379	691,230	569,822	382,898
Net debt(2)	660,315	461,609	686,922	552,721	340,648
Total equity	655,815	425,567	460,164	305,488	326,573

	Six Months Ended June 30,		Year Ended December 31,
	2014	2013	2013	2012	2011
	(unaudited)	(unaudited)
	(dollars in thousands except share and per share data)

Other financial data (unaudited):
FFO(3)(5)	$21,482	$22,536	$59,030	$52,257	$39,433
AFFO(3)(5)	$23,851	$22,203	$57,942	$60,287	$47,142
Normalized FFO(4)(5)	$46,772	$33,056	$69,901	$54,927	$39,433
Normalized AFFO(4)(5)	$44,729	$32,215	$67,954	$60,134	$45,858
FFO per diluted common share	$0.51	$0.60	$1.55	$1.40	$1.31
AFFO per diluted common share	$0.57	$0.58	$1.51	$1.59	$1.55
Normalized FFO per diluted common share	$1.12	$0.87	$1.84	$1.47	$1.31
Normalized AFFO per diluted common share	$1.06	$0.84	$1.77	$1.59	$1.51
Weighted-average number of common shares outstanding, diluted
FFO and Normalized FFO	41,791,470	37,789,804	38,071,926	37,321,517	30,171,225
AFFO and Normalized AFFO	42,075,917	38,125,087	38,364,727	37,829,421	30,399,132

(1)	Total debt as of June 30, 2013, December 31, 2012 and December 31, 2011 does not include debt premium of $3.4 million, $5.7 million and $0.5 million, respectively.
(2)	Net debt consists of total debt, less cash and cash equivalents.
(3)

We believe that net income attributable to common stockholders as defined by GAAP is the most appropriate earnings measure. We also believe that funds from operations (“FFO”), as defined in accordance with the definition used by the National Association of Real Estate Investment Trusts (“NAREIT”), and adjusted funds from operations (“AFFO”) (and related per share amounts) are important non-GAAP supplemental measures of our operating performance. Because the historical cost accounting convention used for real estate assets requires straight-line depreciation (except on land), such accounting presentation implies that the value of real estate assets diminishes predictably over time. However, since real estate values have historically risen or fallen with market and other conditions, presentations of operating results for a REIT that uses historical cost accounting for depreciation could be less informative. Thus, NAREIT created FFO as a supplemental measure of operating performance for REITs that excludes historical cost depreciation and amortization, among other items, from net income attributable to common stockholders, as defined by GAAP. FFO is defined as net income attributable to common stockholders, computed in accordance with GAAP, excluding gains or losses from real estate dispositions, plus real estate depreciation and amortization and impairment charges. AFFO is defined as FFO excluding non-cash revenues (including, but not limited to, straight-line rental income adjustments and write-offs, non-cash interest income adjustments and amortization of debt premium), non-cash expenses (including, but not limited to, stock-based compensation expense, amortization of deferred financing costs, non-cash portion of loss on extinguishment of debt, and amortization of debt discounts), acquisition pursuit costs and changes in fair value of contingent consideration. We believe that the use of FFO and AFFO (and the related per share amounts), combined with the required GAAP presentations, improves the understanding of our operating results among investors and makes comparisons of operating results among REITs more meaningful. We consider FFO and AFFO to be useful measures for reviewing comparative operating and financial performance because, by excluding gains or losses from real estate dispositions, impairment charges, and real estate depreciation and amortization, and for AFFO, by excluding non-cash revenues (including, but not limited to, straight-line rental income adjustments and write-offs, non-cash interest income adjustments and amortization of debt premium), non-cash expenses (including, but not limited to, stock-based compensation expense, amortization of deferred financing costs and amortization of debt discounts) and acquisition pursuit costs, FFO and AFFO can help investors compare our operating performance between periods or as compared to other companies. While FFO and AFFO are relevant and widely used measures of operating performance of REITs, they do not represent cash flows from operations or net income attributable to common stockholders as defined by GAAP and should not be considered an alternative to those measures in evaluating our liquidity or operating performance. FFO and AFFO also do not consider the costs associated with capital expenditures related to our real estate assets nor do they purport to be indicative of cash available to fund our future cash requirements. Further, our computation of FFO and AFFO may not be comparable to FFO and AFFO reported by other REITs that do not define FFO in accordance with the current NAREIT definition or that interpret the current NAREIT definition or define AFFO differently than we do.
(4)	In addition to FFO and AFFO, we believe that normalized FFO and normalized AFFO are important supplemental measures of our operating performance. Normalized FFO represents FFO adjusted for certain income and expense items that we do not believe are indicative of our ongoing operating results. Normalized AFFO represents AFFO adjusted for one-time start-up costs and certain income and expense items that we do not believe are indicative of our ongoing operating results. By excluding these income and expense items, we believe that normalized FFO and AFFO are useful measures that can help investors compare our operating performance between periods or as compared to other companies. Normalized FFO and AFFO do not represent cash flows from operations or net income as defined by GAAP and should not be considered an alternative to those measures in evaluating the Company’s liquidity or operating performance. Normalized FFO and AFFO also do not consider the costs associated with capital expenditures related to our real estate assets nor do they purport to be indicative of cash available to fund our future cash requirements. Further, our computation of normalized FFO and AFFO may not be comparable to normalized FFO and AFFO reported by other REITs that do not define FFO in accordance with the current NAREIT definition or that interpret the current NAREIT definition or define FFO and AFFO or normalized FFO and normalized AFFO differently than we do.

(5)	The following table reconciles our calculations of FFO, normalized FFO, AFFO, and normalized AFFO for the six months ended June 30, 2014 and 2013, and for the years ended December 31, 2013, 2012, and 2011 to net income (loss) attributable to common stockholders, the most directly comparable GAAP financial measure, for the same periods (in thousands):

	Six Months Ended June 30,		Year Ended December 31,
	2014	2013	2013	2012	2011
Net income attributable to common stockholders	$2,377	$6,068	$25,749	$19,513	$12,842
Depreciation and amortization	19,105	16,468	33,281	30,263	26,591
Impairment	—	—	—	2,481	—

FFO	$21,482	$22,536	$59,030	$52,257	$39,433

Loss on extinguishment of debt(a)	22,296	9,750	10,101	2,670	—
Write-off of straight-line rental income(b)	2,994	—	—	—	—
Additional interest on 2018 Notes(c)	—	770	770	—	—

Normalized FFO	$46,772	$33,056	$69,901	$54,927	$39,443

FFO	$21,482	$22,536	$59,030	$52,257	$39,433
Acquisition pursuit costs	579	426	1,455	1,654	3,218
Stock-based compensation expense	4,792	3,933	7,819	8,279	4,600
Straight-line rental income adjustments	(8,433)	(7,300)	(14,709)	(4,893)	(2,092)
Amortization of deferred financing costs	1,872	1,589	3,280	2,685	1,998
Amortization of debt premiums	(33)	(401)	(671)	(347)	(15)
Change in fair value of contingent consideration	(960)	900	800	—	—
Non-cash portion of loss on extinguishment of debt	1,418	508	859	628	—
Non-cash interest income adjustments	140	12	79	24	—
Write-off of straight-line rental income(b)	2,994	—	—	—	—

AFFO	$23,851	$22,203	$57,942	$60,287	$47,142

Cash portion of loss on extinguishment of debt(d)	20,878	9,242	9,242	2,043	—
Additional interest on 2018 Notes(c)	—	770	770	—	—
Consent fee	—	—	—	(2,196)	—
Hillside Terrace interest income, net of expense	—	—	—	—	(1,594)
Start-up costs	—	—	—	—	310

Normalized AFFO	$44,729	$32,215	$67,954	$60,134	$45,858

(a)	The loss on extinguishment of debt for the six months ended June 30, 2014 consisted of (i) $21.6 million related to the redemption fee paid and the write-offs of deferred financing costs and issuance premium in connection with the January 2014 redemption of our then outstanding 8.125% senior notes due 2018 (the “2018 Notes”) and (ii) $0.8 million related to the write-offs of deferred financing costs in connection with our mortgage debt refinancing. The loss on extinguishment of debt for the year ended December 31, 2013 and the six months ended June 30, 2013 consisted of $9.8 million related to the redemption fee paid and the write-offs of deferred financing costs and issuance premium in connection with the June 2013 redemption of $113.8 million in aggregate principal amount of our then outstanding 2018 Notes and for the year ended December 31, 2013 also included $0.3 million related to the write-offs of deferred financing costs in connection with amending and restating our Prior Revolving Credit Facility. The loss on extinguishment of debt for the year ended December 31, 2012 was due to prepayment penalty fees and the write-offs of unamortized deferred financing costs and issuance premiums associated with mortgage debt refinancing.

(b)	The write-off of straight line rental income for the six months ended June 30, 2014 primarily related to a change in ownership of one of our tenants and the resulting modification of the terms of a lease between us and the new tenant entity.
(c)	The additional interest on the 2018 Notes for the year ended December 31, 2013 and the six months ended June 30, 2013 consisted of additional interest we paid in connection with the June 2013 redemption of $113.8 million in aggregate principal amount of our then outstanding 2018 Notes.
(d)	The cash portion of loss on extinguishment of debt consists of the cash portion of the amounts described in footnote (a) above.

RISK FACTORS

You should carefully consider, among other factors, the matters described below, those in the accompanying prospectus on page 6, and those under the heading “Risk Factors” beginning on page 11 of our Annual Report on Form 10-K for the year ended December 31, 2013, as well as the other information contained in and incorporated by reference in this prospectus supplement and the accompanying prospectus, before you make a decision to invest in our securities. See “Incorporation of Certain Information by Reference.”

Risks Related to Our Common Stock and this Offering

We may experience volatility in the market price of our common stock, which may make it difficult for you to sell the common stock when you want or at prices you find attractive.

The market price of our common stock has fluctuated significantly and may continue to fluctuate significantly. Between January 1, 2013 and September 29, 2014, the market price of our stock ranged from a high of $32.40 per share to a low of $21.55 per share. Many factors could cause the market price of our common stock to rise or fall. In addition to the matters discussed in other risk factors included herein and those incorporated by reference herein, some of the reasons for the fluctuations in our stock price include:

•	our operating performance and the performance of other similar companies;

•	actual or anticipated changes in our business, operations, and prospects;

•	the ability of our tenants, including Genesis and its subsidiaries, to pay rent to us and meet their other obligations to us under current lease terms;

•	legislative or other regulatory developments, including regulations proposed or issued by the Centers for Medicare and Medicaid Services;

•	the hiring or departure of key personnel;

•	announcements or activities by our competitors;

•	proposed acquisitions by us or our competitors;

•	financial results that fail to meet public market analysts’ expectations and changes in stock market analysts’ recommendations regarding us, other healthcare or real estate-based companies, or the healthcare industry in general;

•	any future issuances of equity securities;

•	our access to financing;

•	increases in market interest rates that lead investors in our common stock to demand a higher yield;

•	our ability to comply with the financial covenants in our debt agreements and the impact of restrictive covenants in our debt agreements;

•	adverse judgments or settlements obligating us to pay damages;

•	the failure to maintain REIT qualification;

•	our ability to comply with current and future regulations with respect to our qualification as a REIT and restrictions imposed on us and our business by those regulations;

•	the risk that if we fail to qualify as a REIT, we will have reduced funds available for distributions, will not be allowed a deduction for distributions, and will be subject to U.S. federal income tax at regular corporate rates;

•	acts of war, terrorism, or national calamities;

•	industry, domestic, and international market and economic conditions;

•	decisions by investors to de-emphasize investment categories, groups, or strategies that include our company or industry; and

•	low trading volume of our common stock.

In addition, the stock market has experienced significant price and volume fluctuations over the past several years. These fluctuations are often unrelated to the operating performance of particular companies and may adversely affect the market price of our common stock. When the market price of a company’s stock drops significantly, stockholders often institute securities class action litigation against that company. Any litigation against us could cause us to incur substantial costs, divert the time and attention of our management, or otherwise harm our business.

Future offerings of debt securities, which would be senior to our common stock, or equity securities, which would dilute our existing stockholders and may be senior to our common stock for the purposes of distributions, may adversely affect the market price of our common stock.

We expect to increase our capital resources by making additional offerings of debt or equity securities, including senior or subordinated notes and classes of preferred stock. For example, in March 2013, we issued 5.75 million shares of 7.125% Series A Cumulative Redeemable Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”); in May 2013, we issued $200.0 million aggregate principal amount of 5.375% senior notes due 2023; in January 2014, we issued $350.0 million aggregate principal amount of 5.5% senior notes due 2021; and in May 2014, we issued 8.05 million shares of our common stock. In March 2013, we established an at-the-market common stock offering program (“ATM Program”) and, as of June 30, 2014, we had $55.2 million available under our ATM Program. Upon our liquidation, holders of our debt securities and shares of preferred stock, lenders with respect to other borrowings and all of our creditors will receive a distribution of our available assets prior to the holders of our common stock. Additional equity offerings by us may dilute the stock holdings of our existing stockholders or reduce the value of our common stock, or both. Our Series A Preferred Stock has, and other classes or series of our preferred stock may have, a preference on distributions that could limit our ability to make distributions to the holders of our common stock. Additional issuances of long-term debt securities may bear higher interest rates than that of the Revolving Credit Facility, which could cause our debt service obligations to increase significantly. Because our decision to issue securities will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, holders of our common stock bear the risk of our future offerings reducing the value of our common stock and diluting the value of their stock holdings in us.

In addition, promptly following the completion of this offering, we anticipate seeking to issue long-term debt securities and use the proceeds from such issuance to repay borrowings under our Revolving Credit Facility. Such debt securities are expected to bear higher interest rates than those currently applicable under the Revolving Credit Facility and accordingly, if we are able to successfully issue such debt securities, our interest expense and debt service obligations will increase, which will have the effect of reducing our net income, FFO and AFFO. Our decision to issue any such new debt securities will depend on market conditions and there can be no assurance that we will issue any such debt securities on terms that are favorable to us or at all. Any offering of new debt securities will be made only by means of a separate prospectus. This prospectus supplement shall not constitute an offer to sell or a solicitation of an offer to buy any new debt securities.

Our ability to pay dividends on our common stock may be limited.

To comply with the 90% distribution requirement applicable to REITs and to avoid the nondeductible excise tax, we must make distributions to our stockholders. Because we conduct all of our operations through the Operating Partnership, our ability to pay dividends on our common stock will depend almost entirely on payments and dividends received on our interests in the Operating Partnership. Additionally, the terms of some of the debt to which the Operating Partnership is a party limits its ability to make some types of payments and other dividends to us, and the Operating Partnership may enter into similar agreements in the future. This in turn limits our ability to make some types of payments, including payment of dividends on our common stock, unless we meet certain financial tests or such payments or dividends are required to maintain our qualification as a REIT. As a result, if we are unable to meet the applicable financial tests, we may be unable to pay dividends on our common stock in one or more periods.

Our ability to pay dividends also depends on our ability to operate profitably and to generate cash from our operations. We may be unable to pay dividends on our stock on a regular quarterly basis in the future. Furthermore, additional common stock issuances could substantially increase the cash required to pay dividends. Any common stock or preferred stock that may in the future be issued to finance acquisitions, upon exercise of stock options or otherwise would have a similar effect.

Further, under Maryland law, no distributions on stock may be made if, after giving effect to the distribution, (a) the corporation would not be able to pay indebtedness of the corporation as such indebtedness becomes due in the usual course of business or, (b) except in certain limited circumstances when distributions are made from net earnings, the corporation’s total assets would be less than the sum of the corporation’s total liabilities plus, unless the charter provides otherwise, the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights on dissolution are superior to those receiving the distribution.

Holders of our outstanding shares of Series A Preferred Stock have, and holders of any future outstanding shares of preferred stock will have, dividend rights and rights upon our liquidation, dissolution or winding up of our affairs that are senior to the rights of the holders of our common stock.

Since our board of directors has the authority to classify and issue preferred stock with dividend rights and rights upon our liquidation, dissolution or winding up of our affairs that are senior to those of our common stock, the holders of our issued and outstanding shares of Series A Preferred Stock, as well as any preferred stock that may be issued in the future, would receive, upon our voluntary or involuntary liquidation, dissolution or winding up of our affairs, before any payment is made to holders of our common stock, their liquidation preferences as well as any accrued and unpaid dividends. These payments would reduce the remaining amount of our assets, if any, available for distribution to holders of our common stock.

Our charter contains restrictions upon transfer and ownership of our common stock, which may impair the ability of holders to acquire our common stock.

In order for us to maintain our qualification as a REIT, no more than 50% of the value of our outstanding stock may be owned, directly or constructively, by five or fewer individuals, as defined in the Code. For the purpose of preserving our REIT qualification, our charter prohibits, subject to certain exceptions, beneficial and constructive ownership of more than 9.9% in value or in number of shares, whichever is more restrictive, of our outstanding common stock or more than 9.9% in value of all classes or series of our outstanding stock. The constructive ownership rules are complex and may cause shares of stock owned directly or constructively by a group of related individuals to be constructively owned by one individual or entity. See “Description of Capital Stock—Restrictions on Transfer and Ownership of Stock” in the accompanying prospectus. You should consider these ownership limitations prior to your purchase of our common stock.

Market interest rates may have an effect on the value of our common stock.

One of the factors that investors may consider in deciding whether to buy or sell our common stock will be the distribution rate on our common stock as a percentage of our stock price, relative to market interest rates. An increase in market interest rates, which are currently at low levels relative to historical rates, may lead prospective purchasers of our common stock to expect a higher dividend yield, and higher interest rates would likely increase our borrowing costs and potentially decrease funds available for distribution. Thus, higher market interest rates could cause the market price of our common stock to decrease.

Risks Related to Our Recent Acquisition of the Holiday Portfolio

The intended benefits of the acquisition of the Holiday Portfolio may not be realized, which could have a negative impact on the market price of our common stock after the acquisition.

The acquisition of the Holiday Portfolio poses risks for our ongoing operations, including that:

•	our future business and financial results will suffer if we do not effectively manage our expanded portfolio;

•	our level of indebtedness will increase substantially;

•	the Holiday Portfolio, which is expected to contribute a significant portion of our future rents, may not perform as well as we anticipate or we may incur unanticipated costs and expenses relating to the Holiday Portfolio;

•	the intended benefits of the Holiday Portfolio may not be realized as quickly or to the extent anticipated by us or at all; and

•	unforeseen difficulties may arise in integrating the Holiday Portfolio into our existing portfolio.

Any of these matters could have a negative impact on the market price of our common stock after the acquisition.

If we are unable to successfully integrate the Holiday Portfolio, our business and financial results may be negatively affected.

We are currently in the process of integrating the Holiday Portfolio properties with our current operations. Successful integration of these properties will depend primarily on our ability to quickly and effectively consolidate the acquired properties into our existing operations. The acquisition of the Holiday Portfolio may also pose other risks commonly associated with similar transactions, including unanticipated liabilities, unexpected costs and the diversion of management’s attention to the integration of the Holiday Portfolio with our operations. We may not be able to integrate these properties without encountering difficulties, including, but not limited to, the disruption of our ongoing businesses or possible inconsistencies in standards, controls, procedures and policies. If we have difficulties integrating the Holiday Portfolio, we might not achieve the economic benefits we anticipate to result from the acquisition, and this may hurt our business and financial results. In addition, we may experience greater-than-expected costs or difficulties relating to the integration of these properties.

Our level of indebtedness increased upon completion of the acquisition of the Holiday Portfolio and increased the related risks we now face.

In connection with the acquisition of the Holiday Portfolio, we incurred additional indebtedness. Accordingly, our exposure to risks associated with debt financing increased significantly, including an increased risk that our cash flow could be insufficient to service our debt. As of June 30, 2014, we had indebtedness of $675.4 million. Taking into account the incurrence of additional indebtedness in connection with the acquisition of the Holiday Portfolio, our pro forma consolidated indebtedness as of June 30, 2014 would have been approximately $1.2 billion.

The increased risks that we will face include:

•	increasing our vulnerability to general adverse economic and industry conditions;

•	limiting our ability to obtain additional financing to fund future working capital requirements, acquisitions, other investments, capital expenditures and other general corporate requirements;

•	requiring the use of a substantial portion of our cash flow from operations for the payment of principal of and interest on our indebtedness, thereby reducing our ability to use our cash flow to fund working capital requirements, acquisitions, other investments, capital expenditures and other general operating requirements;

•	limiting our ability to pay dividends on our common stock;

•	limiting our flexibility in planning for, or reacting to, changes in our business or our industry; and

•	putting us at a disadvantage compared to our competitors with less indebtedness.

Our operating cash flows may not be adequate to repay our maturing debt. In that event, we will be required to repay our debt through raising capital, the availability and favorability of the terms of which cannot be assured, or by disposing of our assets at a time when we would not otherwise do so or at prices that we may not believe are favorable, or possibly at losses. In addition, our interest expense on any new debt incurred to refinance existing debt could be higher than that on the debt being refinanced. If we default under any of our debt, we would automatically be in default under any other loan that has cross-default provisions, and we may lose any properties securing such debt as a result.

Holiday Tenant may be unable to cover its lease obligations to us and there can be no assurance that the Guarantor will be able to cover any shortfall.

The Holiday Portfolio was previously owner-operated by Holiday. As a result, Holiday did not have a lease expense to cover like the lease expense that is and will be payable to us under the Holiday Master Lease. If Holiday Tenant is not able to satisfy its obligations to us, we would be entitled, among other remedies, to use any funds of Holiday Tenant then held by us as security for Holiday Tenant’s performance of its obligations (approximately $15.1 million) and to seek recourse against the Guarantor under the Guaranty. The Guaranty includes certain financial covenants of the Guarantor, including maintaining a minimum net worth of $150 million, a minimum fixed charge coverage ratio of 1.10x and a maximum leverage ratio of 10x (as each term is defined in the Guaranty). As of the date of this prospectus supplement, the Guarantor has guaranteed, or agreed to guarantee, significant lease obligations of various other of its subsidiaries in addition to its guarantee of Holiday Tenants’ obligations to us. In the future, the Guarantor may execute additional guaranties of the lease obligations of its subsidiaries without limitation. The Guarantor informed us that as of June 30, 2014, it had a net worth (calculated in accordance with the Guaranty) of approximately $430.4 million. There can be no assurance that the Guarantor will have the resources necessary to satisfy its obligations to us under the Guaranty in the event that Holiday Tenant fails to satisfy its lease obligations to us in full, which could have a material adverse effect on us.

USE OF PROCEEDS

The net proceeds to us from this offering (after deducting the underwriting discounts and our estimated offering expenses) are expected to be approximately $138.9 million, or approximately $159.9 million if the underwriters exercise their option to purchase additional shares of our common stock in full. We intend to contribute the net proceeds from this offering to the Operating Partnership, which will in turn apply the net proceeds to repay borrowings outstanding on our Revolving Credit Facility. We had no amounts outstanding and $289.5 million available for borrowing under our Prior Revolving Credit Facility as of June 30, 2014. On September 10, 2014, we entered into the Revolving Credit Facility that provides for a borrowing capacity of $650.0 million and an accordion feature allowing for an additional $100.0 million of capacity, subject to terms and conditions, resulting in a maximum borrowing capacity of $750.0 million. On September 24, 2014, we borrowed $560.0 million under the Revolving Credit Facility to fund the acquisition of the Holiday Portfolio as described under “Summary—Recent Developments—Acquisition of the Holiday Portfolio” and to provide us with additional working capital. The outstanding borrowings under our Revolving Credit Facility, including amounts that are converted into a term loan, bear interest on the outstanding principal amount at a rate equal to, at our option, LIBOR plus 2.00% to 2.60% or a Base Rate (as defined in the credit agreement) plus 1.00% to 1.60%. The Revolving Credit Facility, including amounts that are converted into a term loan, has a maturity date of September 10, 2018 and includes a one year extension option.

Affiliates of each of the underwriters are lenders under our Revolving Credit Facility and, in such capacity, will receive a portion of the net proceeds from this offering. See “Underwriting (Conflicts of Interest).”

COMMON STOCK PRICE RANGE AND DIVIDEND PAYMENTS

Our common stock is listed on The NASDAQ Stock Market LLC and trades on the NASDAQ Global Select Market under the symbol “SBRA.” Set forth below for the fiscal quarters indicated are the reported high and low sales prices per share of our common stock on the NASDAQ Stock Market and the dividends paid per share of common stock.

	Sales Price		Dividends Paid
	High	Low
2012
First quarter	$16.99	$11.91	$0.33
Second quarter	$17.24	$13.37	$0.33
Third quarter	$20.90	$17.07	$0.33
Fourth quarter	$22.86	$19.89	$0.33

2013
First quarter	$29.14	$22.08	$0.34
Second quarter	$32.40	$23.81	$0.34
Third quarter	$28.54	$21.55	$0.34
Fourth quarter	$27.77	$22.50	$0.34

2014
First quarter	$29.33	$25.25	$0.36
Second quarter	$31.17	$27.63	$0.38
Third quarter (through September 29, 2014)	$29.50	$24.01	$0.38

The last reported sale price of our common stock on the NASDAQ Global Select Market on September 29, 2014 was $24.25. As of September 29, 2014, there were approximately 3,046 holders of record of our common stock. This figure does not reflect the beneficial ownership of shares held in nominee names.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2014:

•	on an actual basis;

•	on a pro forma basis to give effect to $560.0 million borrowed under our Revolving Credit Facility after June 30, 2014 to fund our acquisition of the Holiday Portfolio and provide us with additional working capital, as though such acquisition occurred on June 30, 2014; and

•	on a pro forma as adjusted basis to give further effect to the issuance and sale of our common stock in this offering (assuming the underwriters do not exercise their option to purchase additional shares of common stock), after deducting the underwriting discounts and our estimated offering expenses totaling approximately $6.6 million, and the use of the net proceeds from this offering to repay borrowings outstanding on our Revolving Credit Facility. See “Use of Proceeds.”

You should read this table together with “Use of Proceeds,” “Summary—Summary Condensed Consolidated Financial and Other Data” and “Unaudited Pro Forma Condensed Consolidated Financial Information” included elsewhere in this prospectus supplement, as well as our consolidated financial statements and notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the year ended December 31, 2013 and in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2014, which are incorporated by reference into this prospectus supplement.

	As of June 30, 2014
	Actual	Pro Forma	Pro Forma As Adjusted(1)
	(in thousands, except share data)
Cash and cash equivalents	$15,085	$23,710	$23,710

Long term debt, including amounts due within one year:
Revolving Credit Facility(2)	$—	$560,000	$421,070
Mortgage indebtedness	125,400	125,400	125,400
Senior notes (5.5% due 2021)	350,000	350,000	350,000
Senior notes (5.375% due 2023)	200,000	200,000	200,000

Total debt	675,400	1,235,400	1,096,470

Equity:
Preferred stock, $0.01 par value per share; 10,000,000 shares authorized; 5,750,000 shares issued and outstanding on an actual and as adjusted basis	58	58	58
Common stock, $0.01 par value per share; 125,000,000 shares authorized; 47,263,151 shares issued and outstanding on an actual and pro forma basis and 53,263,151 shares issued and outstanding on a pro forma as adjusted basis(1)	473	473	533
Additional paid-in capital	760,258	760,258	899,128
Cumulative distributions in excess of net income	(104,951)	(106,326)	(106,326)

Total Sabra Health Care REIT, Inc. stockholders’ equity	655,838	654,463	793,393
Noncontrolling interests	(23)	(23)	(23)

Total equity	655,815	654,440	793,370

Total capitalization	$1,331,215	$1,889,840	$1,889,840

(1)	Assumes no exercise of the underwriters’ option to purchase additional shares.

(2)	As of June 30, 2014, our Prior Revolving Credit Facility provided for a borrowing capacity of up to $375.0 million (up to $30.0 million of which may have been utilized for letters of credit) and included an accordion feature that allowed the borrowers (the Operating Partnership and certain of its subsidiaries) to increase the borrowing availability under the Prior Revolving Credit Facility by up to an additional $225.0 million, subject to certain terms and conditions. Borrowing availability under our Prior Revolving Credit Facility was subject to a borrowing base calculation. As of June 30, 2014, no amounts were outstanding under our Prior Revolving Credit Facility. On September 10, 2014, we entered into the Revolving Credit Facility that provides for a borrowing capacity of $650.0 million and an accordion feature allowing for an additional $100.0 million of capacity, subject to customary terms and conditions, resulting in a maximum borrowing capacity of $750.0 million. We also have an option to convert up to $200.0 million of the Revolving Credit Facility to a term loan subject to terms and conditions. See “Summary—Recent Developments—Second Amended and Restated Revolving Credit Facility.” As of September 24, 2014, $570.0 million was outstanding under the Revolving Credit Facility and $80.0 million remained available for future borrowings. On September 25, 2014, we provided notice to the lenders under the Revolving Credit Facility of the exercise of the option to convert $200.0 million of the Revolving Credit Facility to a term loan.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The accompanying unaudited pro forma condensed consolidated financial statements presented below have been prepared based on certain pro forma adjustments to our historical consolidated financial statements. The unaudited pro forma information set forth below reflects our historical information, as adjusted to give effect to the following transactions, which are described in more detail elsewhere in this prospectus supplement:

•	our acquisition of the Holiday Portfolio, consisting of a portfolio of 21 independent living facilities, for a total cash purchase price of $550.0 million;

•	our entry into the Holiday Master Lease;

•	borrowings of $560.0 million under our Revolving Credit Facility to fund the purchase price of the Holiday Portfolio and provide us with additional working capital; and

•	the sale of 6.0 million shares of our common stock in this offering, assuming the underwriters do not exercise their option to purchase additional shares of our common stock, and the use of the net proceeds from this offering to repay borrowings outstanding on our Revolving Credit Facility.

The unaudited pro forma condensed consolidated balance sheet as of June 30, 2014 gives effect to the matters described above as if they had occurred on June 30, 2014. The unaudited pro forma condensed consolidated income statement for the six months ended June 30, 2014 and for the year ended December 31, 2013 give effect to the matters described above as if they had occurred on January 1, 2013. Our historical financial information was derived from our consolidated financial statements that are included in our Annual Report on Form 10-K for the year ended December 31, 2013 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2014, which are incorporated herein by reference. This unaudited pro forma condensed consolidated financial information should be read in conjunction with the other information contained in this prospectus supplement, the accompanying prospectus, the related notes to this pro forma financial information and our historical consolidated financial statements and the related notes included in our filings with the SEC that are incorporated by reference into this prospectus supplement.

The allocation of the purchase price for the acquisition of the Holiday Portfolio is reflected in these unaudited pro forma condensed consolidated financial statements based upon preliminary estimates of the fair value of assets acquired and liabilities assumed. A final determination of the fair values of assets acquired and liabilities assumed will be based on the actual valuation of the tangible and intangible assets and liabilities of the Holiday Portfolio that will not be completed until after this offering is consummated. Consequently, amounts ultimately allocated to identifiable tangible and intangible assets and liabilities could change significantly from those used in the pro forma condensed consolidated financial statements presented below and could result in a material change in depreciation or amortization of tangible and intangible assets and liabilities.

In the opinion of management, all adjustments necessary to reflect the effects of the matters described above and in the notes to the unaudited pro forma condensed consolidated financial information have been included and are based upon available information and assumptions that we believe are reasonable. The historical financial information has been adjusted to give effect to the acquisition of the Holiday Portfolio and to events that are directly attributable to this offering that can be factually supported and, in the case of the unaudited pro forma condensed consolidated income statement, that are expected to have a continuing impact. However, such adjustments are estimates and may not prove to be accurate. These adjustments are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated. See “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” The unaudited pro forma condensed consolidated financial statements are provided for informational purposes only. The unaudited pro forma condensed consolidated financial statements do not purport to be and should not be assumed to be an indication of the results that would have been achieved had the transactions been completed as of the dates indicated or that may be achieved in the future. The completion of the valuation, the allocation of the purchase price and other changes in the tangible and intangible assets and liabilities of the Holiday Portfolio could cause material changes to the information presented.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

At June 30, 2014

(dollars in thousands, except share data)

		Pro Forma Adjustments
	Sabra Historical(a)	Holiday Portfolio Acquisition		Equity Offering(b)		Sabra Pro Forma
Assets:
Real estate investments, net of accumulated depreciation	$1,036,312	$533,500	(c)	$—		$1,569,812
Loans receivable and other investments, net	225,787	—		—		225,787
Cash and cash equivalents	15,085	8,625		—		23,710
Restricted cash	6,125	—		—		6,125
Deferred tax assets	24,212	—		—		24,212
Prepaid expenses, deferred financing costs and other assets	68,990	16,500	(c)	—		85,490

Total assets	$1,376,511	$558,625		$—		$1,935,136

Liabilities and stockholders’ equity
Mortgage notes	125,400	—		—		125,400
Revolving Credit Facility(d)	—	560,000		(138,930)		421,070
Senior unsecured notes	550,000	—		—		550,000
Accounts payable and accrued liabilities	21,084	—		—		21,084
Tax liability	24,212	—		—		24,212

Total liabilities	720,696	560,000		(138,930)		1,141,766

Equity:
Preferred stock, $.01 par value; 10,000,000 shares authorized, 5,750,000 shares issued and outstanding as of June 30, 2014	58	—		—		58
Common stock, $.01 par value; 125,000,000 shares authorized, 47,263,151 shares issued and outstanding as of June 30, 2014, 53,263,151 pro forma shares issued and outstanding	473	—		60	(b)	533
Additional paid-in capital	760,258	—		138,870	(b)	899,128
Cumulative distributions in excess of net income	(104,951)	(1,375	)(e)	—		(106,326)

Total Sabra Health Care REIT, Inc. stockholders’ equity	655,838	(1,375)		138,930		793,393
Noncontrolling interests	(23)	—		—		(23)

Total equity	655,815	(1,375)		138,930		793,370

Total liabilities and equity	$1,376,511	$558,625		$—		$1,935,136

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENT

Year Ended December 31, 2013

(dollars in thousands, except share and per share data)

		Pro Forma Adjustments
	Sabra Historical(a)	Holiday Portfolio Acquisition		Equity Offering(b)		Sabra Pro Forma
Revenues:
Rental income	$128,988	$39,260	(f)	$—		$168,248
Interest and other income	5,792	—		—		5,792

Total revenues	134,780	39,260		—		174,040
Expenses:
Depreciation and amortization	33,281	17,123	(g)	—		50,404
Interest	40,460	12,914	(h)	—		53,374
General and administrative	16,423	—		—		16,423

Total expenses	90,164	30,037		—		120,201

Other (expense) income:
Loss on extinguishment of debt	(10,101)	—		—		(10,101)
Other (expense) income	(800)	—		—		(800)

Total other (expense) income	(10,901)	—		—		(10,901)

Net income	33,715	9,223		—		42,938

Preferred stock dividends	(7,966)	—		—		(7,966)

Net income attributable to common stockholders	$25,749	$9,223		$—		$34,972

Net income to common stockholders per common share, basic(i)	$0.69					$0.80

Net income to common stockholders per common share, diluted(i)	$0.68					$0.79

Weighted-average number of common shares outstanding, basic	37,514,637			6,000,000	(j)	43,514,637
Weighted-average number of common shares outstanding, diluted	38,071,926			6,000,000	(j)	44,071,926

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENT

Six Months Ended June 30, 2014

(dollars in thousands, except share and per share data)

		Pro Forma Adjustments
	Sabra Historical(a)	Holiday Portfolio Acquisition		Equity Offering(b)		Sabra Pro Forma
Revenues:
Rental income	$73,578	$19,630	(f)	$—		$93,208
Interest and other income	10,245	—		—		10,245

Total revenues	83,823	19,630		—		103,453
Expenses:
Depreciation and amortization	19,105	8,562	(g)	—		27,667
Interest	22,128	7,462	(h)	—		29,590
General and administrative	13,779	—		—		13,779

Total expenses	55,012	16,024		—		71,036

Other (expense) income:
Loss on extinguishment of debt	(22,296)	—		—		(22,296)

Other income (expense)	960	—		—		960

Total other income (expense)	(21,336)	—		—		(21,336)

Net income	7,475	3,606		—		11,081
Net loss attributable to noncontrolling interests	23	—		—		23

Net income (loss) attributable to Sabra Health Care REIT, Inc.	7,498	3,606		—		11,104

Preferred stock dividends	(5,121)	—		—		(5,121)

Net income attributable to common stockholders	$2,377	$3,606		$—		$5,983

Net income to common stockholders per common share, basic(i)	$0.06					$0.13

Net income to common stockholders per common share, diluted(i)	$0.06					$0.13

Weighted-average number of common shares outstanding, basic	41,324,795			6,000,000	(k)	47,324,795
Weighted-average number of common shares outstanding, diluted	41,791,470			6,000,000	(k)	47,791,470

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

You should read the unaudited pro forma condensed consolidated financial statements in conjunction with our consolidated financial statements and the notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2013 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2014, which are incorporated by reference into this prospectus supplement.

(a)	Historical financial information for the year ended December 31, 2013 is derived from our Annual Report on Form 10-K for the year ended December 31, 2013. Historical financial information as of and for the quarter ended June 30, 2014 is derived from our Quarterly Report on Form 10-Q for the quarter ended June 30, 2014.

(b)	Represents an issuance of 6.0 million shares of our common stock and estimated net proceeds to us from this offering of approximately $138.9 million, which we intend to use to repay borrowings outstanding under our Revolving Credit Facility. The shares of our common stock issued in connection with this offering are valued as follows (in thousands, except share and per share data):

Number of shares issued	6,000,000
Price per share	$24.25
Gross proceeds	$145,500
Less: Underwriting discounts and commissions	(5,820)
Less: Expenses payable by us	(750)

Proceeds to us	$138,930

The total value of the 6.0 million shares of common stock issued in this offering is allocated as follows:

Par value, $0.01 per share	$60
Additional paid-in capital	138,870

$138,930

(c)	We recorded the cost of tangible assets and identifiable intangibles (consisting of tenant origination and absorption costs and tenant relationship intangibles) based on their estimated fair value. The purchase accounting for this transaction is preliminary and subject to change.

(d)	On September 10, 2014, the Operating Partnership entered into a second amended and restated unsecured revolving credit facility, which is referred to in this prospectus supplement as the Revolving Credit Facility. The Revolving Credit Facility amends and restates the amended and restated secured revolving credit facility that the Operating Partnership and certain subsidiaries of the Operating Partnership entered into on July 29, 2013 and amended on October 15, 2013. The Revolving Credit Facility provides for a borrowing capacity of $650.0 million and an accordion feature allowing for an additional $100.0 million of capacity, subject to customary terms and conditions, resulting in a maximum borrowing capacity of $750.0 million. The Operating Partnership also has an option to convert up to $200.0 million of the Revolving Credit Facility to a term loan subject to terms and conditions. See “Summary—Recent Developments—Second Amended and Restated Revolving Credit Facility.” On September 25, 2014, the Operating Partnership provided notice to the lenders under the Revolving Credit Facility of the exercise of this option as to $200.0 million of the outstanding borrowings under the Revolving Credit Facility.

(e)	Represents estimated acquisition pursuit costs that we expect to incur as part of the Holiday Portfolio acquisition, which are not reflected in the historical balance sheet.

(f)	Represents base rental income (not reflected in our historical statement of income) for the period.

(g)	Represents depreciation and amortization expense (not reflected in our historical statement of income) for the period. The cost of tangible assets and identifiable liabilities is amortized over their respective estimated useful lives. The estimated useful lives are as follows:

Tenant origination and absorption costs	15 years
Tenant relationship intangibles	25 years
Land improvements	3 – 40 years
Buildings and building improvements	3 – 40 years
Furniture and equipment	1 – 20 years

(h)	Represents interest expense based on the effective interest rate as of June 30, 2014 and December 31, 2013, respectively, incurred on the Revolving Credit Facility (net of application of the estimated net proceeds of this offering of approximately $138.9 million to repay borrowings under our Revolving Credit Facility). Promptly following the completion of this offering, we anticipate seeking to issue long-term debt securities and use the proceeds from such issuance to repay borrowings under our Revolving Credit Facility. Such debt securities are expected to bear higher interest rates than those currently applicable under our Revolving Credit Facility and accordingly, if we are able to successfully issue such debt securities, our interest expense and debt service obligations will increase, which will have the effect of reducing our net income, FFO and AFFO. Our decision to issue any such new debt securities will depend on market conditions and there can be no assurance that we will issue any such debt securities on terms that are favorable to us or at all. Any offering of new debt securities will be made only by means of a separate prospectus. This prospectus supplement shall not constitute an offer to sell or a solicitation of an offer to buy any new debt securities.

(i)	The calculations of basic and diluted net income per common share are as follows (dollars in thousands, except per share data):

	Six Months Ended June 30, 2014		Year Ended December 31, 2013
	Sabra Historical	Sabra Pro Forma As Adjusted	Sabra Historical	Sabra Pro Forma As Adjusted
Numerator
Net income attributable to common stockholders	$2,377	$6,054	$25,749	$35,094

Denominator
Basic weighted-average common shares	41,324,795	47,324,795	37,514,637	43,514,637
Dilutive stock options and restricted stock units	466,675	466,675	557,289	557,289

Diluted weighted-average common shares	41,791,470	47,791,470	38,071,926	44,071,926

Net income attributable to common stockholders, per:
Basic common share	$0.06	$0.13	$0.69	$0.81

Diluted common share	$0.06	$0.13	$0.68	$0.80

(j)	Represents the issuance of 6.0 million shares of our common stock in this offering on January 1, 2013 on a weighted-average basis for the year ended December 31, 2013.

(k)	Represents the issuance of 6.0 million shares of our common stock in this offering on January 1, 2013 on a weighted-average basis for the six months ended June 30, 2014.

UNDERWRITING (CONFLICTS OF INTEREST)

Merrill Lynch, Pierce, Fenner & Smith Incorporated and Barclays Capital Inc. are acting as representatives of the underwriters for this offering. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the number of shares set forth opposite the underwriter’s name.

Underwriter	Number of Shares
Merrill Lynch, Pierce, Fenner & Smith Incorporated	1,500,000
Barclays Capital Inc.	1,500,000
RBC Capital Markets, LLC	1,200,000
Raymond James & Associates, Inc.	600,000
Oppenheimer & Co. Inc.	480,000
J.P. Morgan Securities LLC	360,000
SunTrust Robinson Humphrey, Inc.	360,000

Total	6,000,000

The underwriting agreement provides that the obligations of the underwriters to purchase the shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the shares (other than those covered by the underwriters’ option to purchase additional shares described below) if they purchase any of the shares.

Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any shares sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price not to exceed $0.5820 per share. If all the shares are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 900,000 additional shares at the public offering price less the underwriting discount. To the extent the option is exercised, each underwriter must purchase a number of additional shares approximately proportionate to that underwriter’s initial purchase commitment. Any shares issued or sold under the option will be issued and sold on the same terms and conditions as the other shares that are the subject of this offering.

We and our executive officers and directors have agreed that, for a period of 60 days from the date of this prospectus supplement, we and they will not, without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Barclays Capital Inc., dispose of or hedge any shares or any securities convertible into or exchangeable for our common stock, subject to certain exceptions. Merrill Lynch, Pierce, Fenner & Smith Incorporated and Barclays Capital Inc. in their sole discretion may release any of the securities subject to these lock-up agreements at any time without notice.

The shares are listed on the NASDAQ Global Select Market under the symbol “SBRA.”

The following table shows the underwriting discounts that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	Paid by Sabra Health Care REIT, Inc.
	No Exercise	Full Exercise
Per share	$0.97	$0.97
Total	$5,820,000	$6,693,000

We estimate that our total expenses of this offering, other than the underwriting discounts referred to above, will be $750,000.

In connection with the offering, the underwriters may purchase and sell shares in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions, which may include purchases pursuant to the underwriters’ option to purchase additional shares, and stabilizing purchases.

•	Short sales involve secondary market sales by the underwriters of a greater number of shares than they are required to purchase in the offering.

•	“Covered” short sales are sales of shares in an amount up to the number of shares represented by the underwriters’ option to purchase additional shares.

•	“Naked” short sales are sales of shares in an amount in excess of the number of shares represented by the underwriters’ option to purchase additional shares.

•	Covering transactions involve purchases of shares either pursuant to the underwriters’ option to purchase additional shares or in the open market after the distribution has been completed in order to cover short positions.

•	To close a naked short position, the underwriters must purchase shares in the open market after the distribution has been completed. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•	To close a covered short position, the underwriters must purchase shares in the open market after the distribution has been completed or must exercise the underwriters’ option to purchase additional shares. In determining the source of shares to close the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the underwriters’ option to purchase additional shares.

•	Stabilizing transactions involve bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the shares. They may also cause the price of the shares to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the NASDAQ Global Select Market, in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

Conflicts of Interest

The underwriters are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. The underwriters and their respective affiliates have in the past performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and reimbursement of expenses and may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. In addition, affiliates of the underwriters are lenders, and in some cases agents or managers for the lenders, under our credit facilities.

As described under “Use of Proceeds,” we intend to contribute the net proceeds from this offering to the Operating Partnership, which will in turn apply the proceeds to repay borrowings outstanding on our Revolving Credit Facility. An affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated is a lender and the administrative agent under the Revolving Credit Facility, and affiliates of each of Barclays Capital Inc., RBC Capital Markets, LLC, Raymond James & Associates, Inc., J.P. Morgan Securities LLC and SunTrust Robinson Humphrey, Inc. are lenders under our Revolving Credit Facility. As a result, affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital Inc., RBC Capital Markets, LLC, Raymond James & Associates, Inc., J.P. Morgan Securities LLC and SunTrust Robinson Humphrey, Inc. will receive a portion of the net proceeds of this offering in connection with the repayment of borrowings under our Revolving Credit Facility and are each expected to each receive more than 5% of the net proceeds of this offering (not including underwriting discounts). Citizens Bank National Association, a lender under our Revolving Credit Facility, is a party to a relationship agreement with Oppenheimer & Co. Inc. and will receive a referral fee from Oppenheimer & Co. Inc. in connection therewith; however, such referral fee is not in addition to any gross commission paid by us to Oppenheimer & Co. Inc. Nonetheless, the appointment of a “qualified independent underwriter” is not necessary in connection with this offering because we, as the issuer of the common stock in this offering, are a REIT, and REITs are excluded from the requirement of Rule 5121 of the Financial Industry Regulatory Authority (“FINRA Rule 5121”). In addition, this offering is of a class of securities that have a bona fide public market, as defined in FINRA Rule 5121. Barclays Capital Inc. and RBC Capital Markets, LLC acted as sales agents on our ATM program filed in March 2013.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Sales of shares made outside of the United States may be made by affiliates of the underwriters.

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of shares described in this prospectus supplement may not be made to the public in that relevant member state other than:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•	to fewer than 100 or, if the relevant member state has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by us for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in a relevant member state who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of the law in that relevant member state implementing Article 2(1)(e) of the Prospectus Directive. In the case of any shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offering have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a relevant member state to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

We, the representatives and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

This prospectus supplement has been prepared on the basis that any offer of shares in any relevant member state will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares. Accordingly any person making or intending to make an offer in that relevant member state of shares which are the subject of the offering contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for us or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither we nor the underwriters have authorized, nor do they authorize, the making of any offer of shares in circumstances in which an obligation arises for us or the underwriters to publish a prospectus for such offer.

For purposes of this provision, the expression an “offer of securities to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe for the shares, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the relevant member state) and includes any relevant implementing measure in the relevant member state. The expression 2010 PD Amending Directive means Directive 2010/73/EU.

The sellers of the shares have not authorized and do not authorize the making of any offer of shares through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the shares as contemplated in this prospectus supplement. Accordingly, no purchaser of the shares, other than the underwriters, is authorized to make any further offer of the shares on behalf of the sellers or the underwriters.

Notice to Prospective Investors in the United Kingdom

This prospectus supplement and the accompanying prospectus are only being distributed to, and are only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “relevant person”). This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in Hong Kong

The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus supplement does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

This prospectus supplement contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Notice to Prospective Investors in Switzerland

We have not and will not register with the Swiss Financial Market Supervisory Authority (“FINMA”) as a foreign collective investment scheme pursuant to Article 119 of the Federal Act on Collective Investment Scheme of 23 June 2006, as amended (“CISA”), and accordingly the shares being offered pursuant to this prospectus supplement have not and will not be approved, and may not be licenseable, with FINMA. Therefore, the shares have not been authorized for distribution by FINMA as a foreign collective investment scheme pursuant to Article 119 CISA and the securities offered hereby may not be offered to the public (as this term is defined in Article 3 CISA) in or from Switzerland. The securities may solely be offered to “qualified investors,” as this term is defined in Article 10 CISA, and in the circumstances set out in Article 3 of the Ordinance on Collective Investment Scheme of 22 November 2006, as amended (“CISO”), such that there is no public offer. Investors, however, do not benefit from protection under CISA or CISO or supervision by FINMA. This prospectus supplement and any other materials relating to the shares are strictly personal and confidential to each offeree and do not constitute an offer to any other person. This prospectus supplement may only be used by those qualified investors to whom it has been handed out in connection with the offer described herein and may neither directly or indirectly be distributed or made available to any person or entity other than its recipients. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in Switzerland or from Switzerland. This prospectus does not constitute an issue prospectus as that term is understood pursuant to Article 652a and/or 1156 of the Swiss Federal Code of Obligations. We have not applied for a listing of the shares on the SIX Swiss Exchange or any other regulated securities market in Switzerland, and consequently, the information presented in this prospectus supplement does not necessarily comply with the information standards set out in the listing rules of the SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange.

WHERE YOU CAN FIND MORE INFORMATION

Sabra is subject to the information and reporting requirements of the Exchange Act and, accordingly, files annual, quarterly and periodic reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information Sabra files with the SEC at the Public Reference Room of the SEC, 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. You may also obtain copies of this information by mail from the Public Reference Room of the SEC, 100 F Street, NE, Washington, D.C. 20549, at prescribed rates, or from commercial document retrieval services.

Sabra’s SEC filings are also available to you, free of charge, on the SEC’s website at www.sec.gov. This information may also be accessed on the website we maintain at www.sabrahealth.com. None of the information contained on our website or on websites linked to our website is incorporated by reference into this prospectus supplement and you should not consider information contained on our website or on websites linked to our website to be part of this prospectus supplement.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We incorporate by reference in this prospectus supplement certain documents that Sabra has filed with the SEC prior to the date of this prospectus supplement. By incorporating by reference, we are disclosing important information to you by referring you to documents Sabra has filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement, except for information incorporated by reference that is modified or superseded by information contained in this prospectus supplement or in any other subsequently filed document that also is incorporated by reference herein. These documents contain important information about us, our business and our financial condition and results of operations. The following documents filed with the SEC are incorporated by reference into this prospectus supplement except for any document or portion thereof deemed to be “furnished” and not filed in accordance with SEC rules:

(1)	Our Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on February 28, 2014;

(2)	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014 and June 30, 2014, filed with the SEC on May 5, 2014 and August 4, 2014, respectively;

(3)	The portions of our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 29, 2014 that were incorporated by reference into Part III of our Annual Report on Form 10-K for the year ended December 31, 2013;

(4)	Our Current Reports on Form 8-K filed on January 9, 2014, January 23, 2014 (with respect to Items 1.01 and 8.01 and the corresponding Item 9.01 and exhibits only), February 11, 2014, February 28, 2014, May 8, 2014, June 25, 2014, September 11, 2014 and September 29, 2014 and our Current Report on Form 8-K/A filed on September 29, 2014; and

(5)	Any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until we sell all of the securities offered by this prospectus supplement.

The information relating to us contained in this prospectus supplement does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference into this prospectus supplement.

If you request, either orally or in writing, we will provide you with a copy of any or all documents that are incorporated by reference herein. Such documents will be provided to you free of charge, but will not contain any exhibits, unless those exhibits are incorporated by reference into the document. Requests can be made by writing to Investor Relations: Sabra Health Care REIT, Inc., 18500 Von Karman Avenue, Suite 550, Irvine, California 92612, or by telephone request to (888) 393-8248. The documents may also be accessed on our website at www.sabrahealth.com. Information contained on our website is not incorporated by reference into this prospectus supplement and you should not consider information contained on our website to be part of this prospectus supplement.

LEGAL MATTERS

Certain legal matters in connection with the securities offered hereby will be passed upon for us by O’Melveny & Myers LLP, Newport Beach, California. Certain legal matters relating to Maryland law will be passed upon for us by Venable LLP, Baltimore, Maryland. Certain U.S. federal income tax matters will be passed upon for us by Fried, Frank, Harris, Shriver & Jacobson LLP, New York, New York. The underwriters have been represented by Cravath, Swaine  & Moore LLP, New York, New York.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K of Sabra Health Care REIT, Inc. for the year ended December 31, 2013 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Holiday AL Holdings LP as of December 31, 2013 and 2012 and for the years ended December 31, 2013, 2012 and 2011 included in our Current Report on Form 8-K filed on September 29, 2014, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The audited consolidated financial statements of Genesis HealthCare LLC and subsidiaries (Genesis) as of December 31, 2013 and 2012 and for the years ended December 31, 2013 and 2012 (Successor Periods) and 2011 (Predecessor Period) have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

KPMG LLP’s report on the audited consolidated financial statements contains an explanatory paragraph that states that one of Genesis’s indirect members obtained a controlling interest of Genesis in a business combination accounted for using the acquisition method. As a result of the business combination, the consolidated financial information for the period after the business combination is presented on a different cost basis than that for the periods before the business combination and, therefore, is not comparable.

PROSPECTUS

SABRA HEALTH CARE REIT, INC.

COMMON STOCK, PREFERRED STOCK, WARRANTS, RIGHTS, UNITS AND GUARANTEES

SABRA HEALTH CARE LIMITED PARTNERSHIP AND SABRA CAPITAL CORPORATION

DEBT SECURITIES

Guarantees of Debt Securities of Sabra Health Care Limited Partnership by Sabra Health Care

REIT, Inc. and the Subsidiary Guarantors

Sabra Health Care REIT, Inc., or any selling securityholders to be identified in the future, may offer from time to time, in one or more series:

•	shares of common stock;

•	shares of preferred stock;

•	warrants to purchase common stock and/or preferred stock;

•	rights to purchase common stock and/or preferred stock; and

•	units consisting of two or more of these classes or series of securities.

Sabra Health Care REIT, Inc., or any selling securityholders to be identified in the future, may offer these securities in amounts, at prices and on terms determined at the time of offering. The specific plan of distribution for any securities to be offered will be provided in a prospectus supplement. If agents, underwriters or dealers are used to sell these securities, a prospectus supplement will name them and describe their compensation.

Sabra Health Care Limited Partnership and Sabra Capital Corporation may offer and sell, from time to time, in one or more offerings, debt securities in amounts, at prices and on terms determined at the time of offering. These debt securities may be fully and unconditionally guaranteed by Sabra Health Care REIT, Inc. and by certain of its subsidiaries, which may include the Subsidiary Guarantors (as defined herein), as described in this prospectus or a prospectus supplement. These debt securities and any such guarantees may be senior obligations. The specific plan of distribution for any debt securities to be offered will be provided in a prospectus supplement. If agents, underwriters or dealers are used to sell these debt securities, a prospectus supplement will name them and describe their compensation.

The specific terms of any securities to be offered will be described in a supplement to this prospectus. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and any prospectus supplement, together with additional information described under the heading “Where You Can Find More Information and Incorporation of Certain Documents by Reference,” before you make an investment decision.

Our common stock is listed on the NASDAQ Global Select Market under the symbol “SBRA.” On May 17, 2013, the closing sale price of our common stock, as reported on the NASDAQ Global Select Market, was $31.60 per share. Our 7.125% Series A Cumulative Redeemable Preferred Stock is listed on the NASDAQ Global Select Market under the symbol “SBRAP.” On May 17, 2013, the closing sale price of our 7.125% Series A Cumulative Redeemable Preferred Stock, as reported on the NASDAQ Global Select Market, was $25.58 per share. As of the date of this prospectus, none of the other securities that we may offer by this prospectus is listed on any national securities exchange or automated quotation system.

Investing in our securities involves a high degree of risk. See “Risk Factors” on page 6 and the “Risk Factors” section contained in the applicable prospectus supplement and in the documents we incorporate by reference in this prospectus to read about factors you should consider before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 20, 2013.

i

ABOUT THIS PROSPECTUS

This prospectus is part of an “automatic shelf” registration statement that we filed on Form S-3 with the U.S. Securities and Exchange Commission, or the SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act, using a “shelf” registration process. By using a shelf registration statement, we or any selling securityholders may sell any combination of the securities described in this prospectus from time to time and in one or more offerings. Each time we sell securities, we will provide a supplement to this prospectus that contains specific information about the securities being offered (if other than common stock) and the specific terms of that offering. The supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the prospectus supplement. Before purchasing any securities, you should carefully read both this prospectus and any prospectus supplement, together with the additional information described under the headings “Where You Can Find More Information and Incorporation of Certain Documents by Reference.”

You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any prospectus supplement is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless otherwise stated, or the context otherwise requires:

•	references in this prospectus to “Sabra,” the “Company,” “we,” “us” and “our” refer to Sabra Health Care REIT, Inc. and its subsidiaries on a consolidated basis;

•	references in this prospectus to the “Operating Partnership” refer to Sabra Health Care Limited Partnership;

•	references in this prospectus to “Sabra Capital” refer to Sabra Capital Corporation; and

•

references in this prospectus to the “Subsidiary Guarantors” refer to, collectively, 1104 Wesley Avenue, LLC; 395 Harding Street, LLC; Bay Tree Nursing Center LLC; Connecticut Holdings I, LLC; HHC 1998-1 Trust; Kentucky Holdings I, LLC; New Hampshire Holdings, LLC; Northwest Holdings I, LLC; Oakhurst Manor Nursing Center LLC; Orchard Ridge Nursing Center LLC; Sabra Alpena LLC; Sabra Cadillac LLC; Sabra California II, LLC; Sabra Connecticut II, LLC; Sabra Gaylord LLC; Sabra Greenville LLC; Sabra Health Care, L.L.C.; Sabra Health Care Delaware, LLC; Sabra Health Care Frankenmuth, LLC; Sabra Health Care Holdings I, LLC; Sabra Health Care Holdings II, LLC; Sabra Health Care Holdings III, LLC; Sabra Health Care Holdings IV, LLC; Sabra Health Care Northeast, LLC; Sabra Health Care Pennsylvania, LLC; Sabra Health Care Virginia, LLC; Sabra Idaho, LLC; Sabra Kentucky, LLC; Sabra Lake Drive, LLC; Sabra Manistee LLC; Sabra Mason LLC; Sabra Mecosta LLC; Sabra Michigan, LLC; Sabra Midland LLC; Sabra NC, LLC; Sabra New Mexico, LLC; Sabra Ohio, LLC; Sabra Phoenix TRS Venture, LLC; Sabra Tawas LLC; Sabra Texas GP, LLC; Sabra Texas Holdings, L.P.; Sabra Texas Holdings GP, LLC; Sabra Texas Properties, L.P.; Sunset Point Nursing Center LLC; and West Bay Nursing Center LLC.

ABOUT SABRA HEALTH CARE REIT, INC. AND THE CO-REGISTRANTS

We operate as a self-administered, self-managed real estate investment trust, or REIT, that, through our subsidiaries, including the Operating Partnership, Sabra Capital and the Subsidiary Guarantors, owns and invests in real estate serving the healthcare industry. We primarily generate revenues by leasing properties to tenants and operators throughout the United States.

As of March 31, 2013, our investment portfolio consisted of 119 real estate properties held for investment (consisting of (i) 96 skilled nursing/post-acute facilities, (ii) 22 senior housing facilities, and (iii) one acute care hospital), three mortgage loan investments and two preferred equity investments. As of March 31, 2013, our real estate properties had a total of 12,382 licensed beds, or units, spread across 27 states. As of March 31, 2013, all of our real estate properties were leased under triple-net operating leases with expirations ranging from eight to 22 years.

We elected to be treated as a REIT with the filing of our U.S. federal income tax return for the taxable year beginning January 1, 2011. We believe that we have been organized and have operated, and we intend to continue to operate, in a manner to qualify as a REIT.

The Operating Partnership is a limited partnership organized under the laws of the State of Delaware and is a wholly owned subsidiary of Sabra. Sabra Capital is a wholly owned subsidiary of the Operating Partnership organized under the laws of the State of Delaware for the purpose of acting as a co-issuer of debt securities. Other than existing and future debt securities, Sabra Capital does not and will not have any substantial operations, assets or revenues.

The Subsidiary Guarantors are all organized in the state of Delaware, except Orchard Ridge Nursing Center LLC, Oakhurst Manor Nursing Center LLC, Sunset Point Nursing Center LLC, West Bay Nursing Center LLC, HHC 1998-1 Trust, and Bay Tree Nursing Center LLC, which are organized in the state of Massachusetts, and Sabra Texas GP, LLC, Sabra Texas Holdings GP, LLC, Sabra Texas Properties, L.P., and Sabra Texas Holdings, L.P., which are organized in the state of Texas.

Our principal executive office is located at 18500 Von Karman Avenue, Suite 550, Irvine, California 92612, and the telephone number of our principal executive office is (888) 393-8248.

WHERE YOU CAN FIND MORE INFORMATION AND

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We, the Operating Partnership, Sabra Capital, and the Subsidiary Guarantors have filed this registration statement on Form S-3 with the SEC under the Securities Act. We also file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file with the SEC, including the registration statement and the exhibits to the registration statement, at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington D.C. 20549. You may obtain further information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public at the SEC’s website at www.sec.gov. These documents may also be accessed on our website at www.sabrahealth.com. Information contained on our website is not incorporated by reference into this prospectus and you should not consider information contained on our website to be part of this prospectus.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us as indicated above. Forms of the indenture and other documents establishing the terms of the offered securities are filed as exhibits to the registration statement or will be filed through an amendment to this registration statement on Form S-3 or under cover of a Current Report on Form 8-K and incorporated in this prospectus by reference. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters.

The SEC allows us to “incorporate by reference” in this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede the information included or incorporated by reference in this prospectus. We incorporate by reference in this prospectus the following information (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•

our Annual Report on Form 10-K for the year ended December 31, 2012 (including the portions of our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 30, 2013, that were incorporated by reference into Part III of such Annual Report on Form 10-K);

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013;

•	our Current Reports on Form 8-K filed on March 14, 2013, March 15, 2013, March 18, 2013 and March 21, 2013;

•

the description of our common stock, $0.01 par value per share, that is contained in our Registration Statement on Form 8-A filed on November 5, 2010, including any amendments or reports filed for the purpose of updating such descriptions; and

•

the description of our 7.125% Series A Cumulative Redeemable Preferred Stock, $0.01 par value per share, that is contained in our Registration Statement on Form 8-A filed on March 20, 2013, including any amendments or reports filed for the purpose of updating such descriptions.

We also incorporate by reference any future filings with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, after the date of this prospectus and until all of the securities offered under this prospectus are sold, other than documents or information deemed furnished and not filed in accordance with SEC rules.

No separate financial statements of the Operating Partnership, Sabra Capital or the Subsidiary Guarantors have been included herein. The Operating Partnership, Sabra Capital and the Subsidiary Guarantors do not currently file reports, proxy statements or other information under the Exchange Act with the SEC.

If you request, either orally or in writing, we will provide you with a copy of any or all documents that are incorporated by reference herein. Such documents will be provided to you free of charge, but will not contain any exhibits, unless those exhibits are incorporated by reference into the document. Requests can be made by writing to Investor Relations: Sabra Health Care REIT, Inc., 18500 Von Karman Avenue, Suite 550, Irvine, California 92612, or by telephone request to (888) 393-8248.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus, any prospectus supplement and the documents incorporated herein and therein by reference contain “forward-looking” information as that term is defined by the Private Securities Litigation Reform Act of 1995. Any statements that do not relate to historical or current facts or matters are forward-looking statements.

Examples of forward-looking statements include all statements regarding our expected future financial position, results of operations, cash flows, liquidity, financing plans, business strategy, budgets, the expected amounts and timing of dividends and other distributions, projected expenses and capital expenditures, competitive position, growth opportunities, potential acquisitions, plans and objectives for future operations, and compliance with and changes in governmental regulations. You can identify some of the forward-looking statements by the use of forward-looking words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “should,” “may” and other similar expressions, although not all forward-looking statements contain these identifying words.

Our actual results may differ materially from those projected or contemplated by our forward-looking statements as a result of various factors, including among others, the following:

•	our dependence on Genesis HealthCare LLC, or Genesis, the parent of Sun Healthcare Group, Inc., or Sun, until we are able to further diversify our portfolio;

•	our dependence on the operating success of our tenants;

•	changes in general economic conditions and volatility in financial and credit markets;

•	the dependence of our tenants on reimbursement from governmental and other third-party payors;

•	the significant amount of and our ability to service our indebtedness;

•	covenants in our debt agreements that may restrict our ability to make acquisitions, incur additional indebtedness and refinance indebtedness on favorable terms;

•	increases in market interest rates;

•	our ability to raise capital through equity financings;

•	the relatively illiquid nature of real estate investments;

•	competitive conditions in our industry;

•	the loss of key management personnel or other employees;

•	the impact of litigation and rising insurance costs on the business of our tenants;

•	uninsured or underinsured losses affecting our properties and the possibility of environmental compliance costs and liabilities;

•	our ability to maintain our status as a REIT; and

•	compliance with REIT requirements and certain tax matters related to our status as a REIT.

We urge you to carefully consider these risks and review the additional disclosures we make concerning risks and other factors that may materially affect the outcome of our forward-looking statements and our future business and operating results, including those made in “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2012, as such risk factors may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future, including subsequent Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, and in any prospectus supplement. We caution you that any forward-looking statements made in this prospectus, any prospectus supplement and the documents incorporated herein and therein by reference are not guarantees of future performance, events or results, and you should not place undue reliance on these forward-looking statements, which speak only as of their respective dates.

We do not intend, and we undertake no obligation, to update any forward-looking information to reflect future events or circumstances or to reflect the occurrence of unanticipated events, unless required by law to do so.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before making an investment decision, you should carefully consider any risk factors set forth in the applicable prospectus supplement and the documents incorporated by reference in this prospectus, including our Annual Reports on Form 10-K and our Quarterly Reports on Form 10-Q, and the applicable prospectus supplement, as well as other information we include or incorporate by reference in this prospectus and in the applicable prospectus supplement. See “Where You Can Find More Information and Incorporation of Certain Documents by Reference.”

RATIOS OF EARNINGS TO FIXED CHARGES AND TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The table below presents our consolidated ratio of earnings to fixed charges and consolidated ratio of earnings to combined fixed charges and preferred stock dividends for each of the periods indicated. We did not have any operations prior to November 15, 2010 and, accordingly, ratio information is not provided for any period prior to this time. The ratios are based solely on historical financial information and no pro forma adjustments have been made.

	THREE MONTHS ENDED MARCH 31,		YEAR ENDED DECEMBER 31,		PERIOD FROM NOVEMBER 15, 2010 THROUGH DECEMBER 31, 2010
	2013	2012	2012	2011
Ratio of earnings to fixed charges (1)	1.95x	1.57x	1.53x	1.42x	1.06x
Ratio of earnings to combined fixed charges and preferred stock dividends (1)	1.90x	1.57x	1.53x	1.42x	1.06x

(1)	For purposes of the ratios of earnings to fixed charges and to combined fixed charges and preferred stock dividends presented, earnings consists of pre-tax net income before fixed charges. Fixed charges consist of interest expensed and capitalized, amortized premiums, discounts and capitalized expenses related to indebtedness and estimated interest within rental expense.

USE OF PROCEEDS

When we offer particular securities, we will describe in a prospectus supplement relating to the securities offered how we intend to use the proceeds from their sale. We may invest funds not required immediately for such purposes in short-term investment grade securities. We will not receive any proceeds from the sale of securities by selling securityholders.

DESCRIPTION OF CAPITAL STOCK

References to “we,” “us” and “our” in this section refer to Sabra Health Care REIT, Inc.

The following is a summary of the material terms of our capital stock as set forth in our charter and bylaws, which govern the rights of holders of our common stock. The following summary does not purport to be complete and is subject to and qualified in its entirety by reference to applicable Maryland law and to our charter and bylaws, copies of which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information and Incorporation of Certain Documents by Reference.”

General

Our charter provides that we may issue up to 125,000,000 shares of common stock, $0.01 par value per share, and 10,000,000 shares of preferred stock, $0.01 par value per share. As of May 17, 2013, 37,333,943 shares of common stock were issued and outstanding, and 5,750,000 shares of 7.125% Series A Cumulative Redeemable Preferred Stock, $0.01 par value per share and liquidation preference $25.00 per share, or Series A Preferred Stock, were issued and outstanding. Under Maryland law, stockholders are not generally liable for our or our subsidiaries’ debts or obligations solely as a result of their status as stockholders.

Common Stock

All of the shares of common stock offered hereby will, when issued, be duly authorized, fully paid and nonassessable. Subject to the preferential rights of any other class or series of stock and the provisions of our charter that restrict transfer and ownership of our stock, the holders of shares of our common stock generally are entitled to receive dividends on such stock out of assets legally available for distribution to the stockholders when, as and if authorized by our board of directors and declared by us. The holders of shares of common stock are also entitled to share ratably in our net assets legally available for distribution to the stockholders in the event of our liquidation, dissolution or winding up, after payment of or adequate provision for all of our known debts and liabilities.

Subject to the rights of any other class or series of our stock and the provisions of our charter that restrict transfer and ownership of our stock, each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of the stockholders, including the election of directors, and the holders of shares of common stock possess the exclusive voting power.

Holders of shares of common stock generally have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any of our securities. Subject to the provisions of our charter that restrict transfer and ownership of our stock, all shares of common stock have equal dividend, liquidation and other rights.

Preferred Stock

Under our charter, our board of directors may from time to time establish and cause us to issue one or more classes or series of preferred stock from time to time. Prior to the issuance of shares of each series, the board of directors is required by the Maryland General Corporation Law, or the MGCL, and our charter to adopt resolutions and file Articles Supplementary with the State Department of Assessments and Taxation of Maryland. The Articles Supplementary fix for each class or series the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications, and terms and conditions of redemption, including, but not limited to, the following:

•	the title and stated value of the preferred stock;

•	the number of shares constituting each class or series;

•	voting rights;

•	rights and terms of redemption (including sinking fund provisions);

•	dividend rights and rates;

•	dissolution;

•	terms concerning the distribution of assets;

•	conversion or exchange terms;

•	redemption prices; and

•	liquidation preferences.

All shares of preferred stock offered hereby will, when issued, be fully paid and nonassessable and, unless otherwise stated in a prospectus supplement relating to the series of preferred stock being offered, will not have any preemptive or similar rights. Our board of directors could authorize the issuance of shares of preferred stock with terms and conditions that could have the effect of discouraging a takeover or other transaction that might involve a premium price for holders of the shares or which holders might believe to be in their best interests.

We will set forth in a prospectus supplement relating to the class or series of preferred stock being offered the specific terms of each series of our preferred stock, including the price at which the preferred stock may be purchased, the number of shares of preferred stock offered, and the terms, if any, on which the preferred stock may be convertible into common stock or exchangeable for other securities.

7.125% Series A Cumulative Redeemable Preferred Stock

General. Our board of directors and a duly authorized committee thereof approved articles supplementary, a copy of which has been previously filed with the SEC and which is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part, creating the Series A Preferred Stock as a series of our preferred stock, designated as the 7.125% Series A Cumulative Redeemable Preferred Stock, $0.01 par value per share. The Series A Preferred Stock is validly issued, fully paid and nonassessable.

Ranking. The Series A Preferred Stock ranks, with respect to dividend rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of our affairs:

•	senior to all classes or series of our common stock, and to any other class or series of our capital stock expressly designated as ranking junior to the Series A Preferred Stock;

•	on parity with any other class or series of our capital stock expressly designated as ranking on parity with the Series A Preferred Stock; and

•	junior to any other class or series of our capital stock expressly designated as ranking senior to the Series A Preferred Stock.

Dividend Rate and Payment Date. Investors are entitled to receive cumulative cash dividends on the Series A Preferred Stock from and including the date of original issue, payable quarterly in arrears on or about the last day of February, May, August and November of each year or, if such day is not a business day, on the next succeeding business day, at the rate of 7.125% per annum of the $25.00 liquidation preference per share of the Series A Preferred Stock (equivalent to the fixed annual amount of $1.78125 per share). Dividends on the Series A Preferred Stock will accrue whether or not we have earnings, whether or not there are funds legally available for the payment of those dividends, whether or not such dividends are authorized or declared and whether or not certain restrictions related to indebtedness exist.

Liquidation Preference. If we liquidate, dissolve or wind up, holders of the Series A Preferred Stock will have the right to receive $25.00 per share of Series A Preferred Stock, plus an amount per share equal to any accrued and unpaid dividends (whether or not authorized or declared) up to, but not including, the date of payment. The rights of holders of Series A Preferred Stock to receive their liquidation preference will be subject to the proportionate rights of any other class or series of our stock ranking on parity with the Series A Preferred Stock as to liquidation.

Optional Redemption. We may not redeem the Series A Preferred Stock prior to March 21, 2018, except in limited circumstances to preserve our status as a REIT and pursuant to the special optional redemption right described below. On and after March 21, 2018, the Series A Preferred Stock will be redeemable at our option, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus any accrued and unpaid dividends (whether or not authorized or declared) up to, but not including, the redemption date. Any partial redemption will be on a pro rata basis.

Special Optional Redemption. Upon the occurrence of a Change of Control (as defined below), we may, at our option, redeem the Series A Preferred Stock, in whole or in part within 120 days after the first date on which such Change of Control occurred, for cash at $25.00 per share, plus any accrued and unpaid dividends to, but not including, the date of redemption. If, prior to the Change of Control Conversion Date (as defined below), we have provided or provide notice of redemption with respect to the Series A Preferred Stock (whether pursuant to our optional redemption right or our special optional redemption right), the holders of Series A Preferred Stock will not have the conversion right described below.

A “Change of Control” is when the following have occurred and are continuing:

•

any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, holds or acquires beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction, or series of purchases, mergers or other acquisitions, transactions of voting stock of our company entitling that person to exercise more than 50% of the total voting power of all voting stock of our company (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

•

following the closing of any transaction referred to in the bullet point above, neither we nor the acquiring or surviving entity has a class of common securities (or American Depositary Receipts representing such securities) listed on the NASDAQ Stock Market, or NASDAQ, the New York Stock Exchange, or NYSE, or NYSE Amex Equities, or the NYSE Amex, or listed or quoted on an exchange or quotation system that is a successor to NASDAQ, the NYSE, or the NYSE Amex.

Conversion Rights. Upon the occurrence of a Change of Control, each holder of Series A Preferred Stock will have the right, unless, prior to the Change of Control Conversion Date, we have provided or provide notice of our election to redeem the shares of Series A Preferred Stock, to convert some or all of the shares of Series A Preferred Stock held by such holder on the date the Series A Preferred Stock is to be converted, which we refer to as the Change of Control Conversion Date, into a number of shares of our common stock per share of Series A Preferred Stock to be converted, equal to the lesser of:

•

the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference plus the amount of any accrued and unpaid dividends (whether or not declared) to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a record date for a Series A Preferred Stock dividend payment and prior to the corresponding Series A Preferred Stock dividend payment date, in which case no additional amount for such accrued and unpaid dividend will be included in this sum) by (ii) the Common Stock Price (as defined below); and

•	1.7864 (i.e., the Share Cap), subject to certain adjustments;

subject, in each case, to provisions for the receipt of alternative consideration as described in the articles supplementary relating to the Series A Preferred Stock.

The “Common Stock Price” will be (i) if the consideration to be received in the Change of Control by the holders of our common stock is solely cash, the amount of cash consideration per share of our common stock or (ii) if the consideration to be received in the Change of Control by holders of our common stock is other than solely cash (x) the average of the closing sale prices per share of our common stock on the principal U.S. securities exchange on which our common stock is then traded (or, if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid prices and the average closing ask prices) for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control as reported on the principal U.S. securities exchange on which our common stock is then traded, or (y) the average of the last quoted bid prices for our common stock in the over-the-counter market as reported by Pink Sheets LLC or similar organization for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control, if our common stock is not then listed for trading on a U.S. securities exchange.

If, prior to the Change of Control Conversion Date, we have provided or provide a redemption notice, whether pursuant to our special optional redemption right in connection with a Change of Control or our optional redemption right, holders of Series A Preferred Stock will not have any right to convert the Series A Preferred Stock into shares of our common stock in connection with the Change of Control and any shares of Series A Preferred Stock selected for redemption that have been tendered for conversion will be redeemed on the related date of redemption instead of converted on the Change of Control Conversion Date.

Except as provided above in connection with a Change of Control, the Series A Preferred Stock is not convertible into or exchangeable for any other securities or property.

No Maturity, Sinking Fund or Mandatory Redemption. The Series A Preferred Stock has no maturity date and we are not required to redeem the Series A Preferred Stock at any time. Accordingly, the Series A Preferred Stock will remain outstanding indefinitely, unless we decide, at our option, to exercise our redemption right or, under circumstances where the holders of the Series A Preferred Stock have a conversion right, such holders convert the Series A Preferred Stock into our common stock. The Series A Preferred Stock is not subject to any sinking fund.

Voting Rights. Holders of Series A Preferred Stock generally have no voting rights. However, if dividends on the Series A Preferred Stock are in arrears for six or more quarterly periods, whether or not consecutive, holders of the Series A Preferred Stock, voting together as a single class with the holders of any other classes or series of parity stock upon which like voting rights have been conferred and are exercisable, will be entitled to vote at a special meeting of stockholders called by at least 20% of such holders or at the next annual meeting of stockholders and each subsequent annual meeting of stockholders for the election of two additional directors to serve on our board of directors until all accrued dividends on the Series A Preferred Stock for the past dividend periods have been paid or declared and set apart for payment in full. In addition, we may not make certain material and adverse changes to the terms of the Series A Preferred Stock without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock voting together as a single class with holders of each other class or series of preferred stock ranking on parity with Series A Preferred Stock that are entitled to similar voting rights.

Power to Reclassify Unissued Shares

Our board of directors has the power, without stockholder approval, to amend our charter to increase or decrease the aggregate number of authorized shares of stock or the number of authorized shares of stock of any class or series, to authorize us to issue additional authorized but unissued shares of common stock or preferred stock and to classify and reclassify any unissued shares of common stock or preferred stock into other classes or series of stock, including one or more classes or series of common stock or preferred stock that have priority with respect to voting rights, dividends or upon liquidation over shares of common stock. Prior to the issuance of shares of each new class or series, our board of directors will be required by the MGCL and our charter to set, subject to the provisions of our charter regarding restrictions on transfer and ownership of stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications, and terms and conditions of redemption for each class or series of stock.

Restrictions on Transfer and Ownership of Stock

In order for us to qualify as a REIT under the Internal Revenue Code of 1986, as amended, or the Code, our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of our stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities such as qualified pension plans) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made). In addition, rent from related-party tenants (generally, a tenant of a REIT that is 10% or more owned, actually or constructively, by the REIT, or that is a 10% owner of the REIT) is not qualifying income for purposes of the gross income tests under the Code. To qualify as a REIT, we must satisfy other requirements as well. See “Material United States Federal Income Tax Considerations—Taxation of Our Company.”

Our charter contains restrictions on the transfer and ownership of our stock. The relevant sections of our charter provide that, subject to the exceptions described below, no person or entity may beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 9.9% in value or number of shares, whichever is more restrictive, of our outstanding common stock or more than 9.9% in value of our outstanding stock. In addition, classes of shares other than common stock may be subject to ownership limitations set forth in the Articles Supplementary relating to such shares. These limits are collectively referred to as the “ownership limits.” The constructive ownership rules under the Code are complex and may cause stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.9% of our outstanding common stock or less than 9.9% of our outstanding stock, or the acquisition of an interest in an entity that owns, actually or constructively, our stock, could, nevertheless, cause the acquiror, or another individual or entity, to own constructively shares of our outstanding stock in excess of the ownership limits.

Our board of directors may, upon receipt of certain representations, covenants and undertakings and in its sole and absolute discretion, prospectively or retroactively, exempt a person from the ownership limits or establish a different limit on ownership, or an excepted holder limit, for a particular stockholder if the stockholder’s ownership in excess of the ownership limits would not result in our being “closely held” under Section 856(h) of the Code or otherwise failing to qualify as a REIT. As a condition of granting a waiver of the ownership limits or creating an excepted holder limit, our board of directors may, but is not required to, require an IRS ruling or opinion of counsel satisfactory to our board of directors (in its sole discretion) as it may deem necessary or advisable to determine or ensure our status as a REIT. Our board of directors may only reduce any excepted holder limit with the written consent of such excepted holder at any time or pursuant to the terms and conditions of the agreements entered into with the stockholder in connection with the establishment of the excepted holder limit.

Our board of directors may also, from time to time, increase or decrease the ownership limits unless, after giving effect to the increased or decreased ownership limits, five or fewer persons could beneficially own, in the aggregate, more than 49.9% in number or value of our outstanding stock or we would otherwise fail to qualify as a REIT. Decreased ownership limits do not apply to any person or entity whose ownership of stock is in excess of the decreased ownership limits until the person or entity’s ownership of stock equals or falls below the decreased ownership limits, but any further acquisition of stock would be in violation of the decreased ownership limits.

Our charter also prohibits:

•

any person from beneficially or constructively owning shares of our stock to the extent such beneficial or constructive ownership would result in our being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), or otherwise cause us to fail to qualify as a REIT;

•	any person from transferring shares of our stock if the transfer would result in shares of our stock being beneficially owned by fewer than 100 persons;

•

any person from beneficially or constructively owning shares of our stock to the extent such beneficial or constructive ownership would result in our constructively owning 9.9% or more of the ownership interests in a tenant within the meaning of Section 856(d)(2)(B) of the Code; and

•

any person from constructively owning shares of our stock to the extent such constructive ownership would cause any “eligible independent contractor” that operates a “qualified health care property” on behalf of a “taxable REIT subsidiary” of ours (as such terms are defined in Sections 856(d)(9)(A), 856(e)(6)(D)(i) and 856(l) of the Code, respectively) to fail to qualify as such.

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our stock that will or may violate the ownership limits, or any of the other restrictions on transfer and ownership of stock, and any person who is the intended transferee of shares of stock that are transferred to the charitable trust described below, will be required to give us immediate written notice and, in the case of a proposed transaction, at least 15 days’ prior written notice and to provide us with such other information as we may request in order to determine the effect of the transfer on our status as a REIT. The provisions of our charter regarding restrictions on transfer and ownership of stock do not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT or that compliance is no longer required in order for us to qualify as a REIT.

Any attempted transfer of our stock which, if effective, would result in our stock being beneficially owned by fewer than 100 persons will be null and void and the intended transferee shall acquire no rights in such shares of stock. Any attempted transfer of our stock which, if effective, would violate any of the other restrictions described above will cause the number of shares causing the violation (rounded up to the nearest whole share) to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, and the proposed transferee will not acquire any rights in the shares. We will appoint the trustee of the trust, who will be unaffiliated with us and any proposed transferee of the shares. The automatic transfer will be deemed to be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in a transfer to the trust. Shares of our stock held in the trust will be issued and outstanding shares. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of the applicable restrictions on transfer and ownership of stock, then the transfer of the shares will be null and void.

The proposed transferee shall have no rights in the shares held by the trust. The proposed transferee will not benefit economically from ownership of any shares of stock held in the trust, will have no rights to dividends or other distributions and no rights to vote or other rights attributable to the shares of stock held in the trust. The trustee of the trust will exercise all voting rights and receive all dividends and other distributions with respect to shares held in the trust for the exclusive benefit of the charitable beneficiary of the trust. Any dividend or other distribution paid prior to our discovery that shares have been transferred to a trust as described above must be repaid by the recipient to the trustee upon demand and any dividend or distribution authorized but unpaid shall be held in trust for the charitable beneficiary. Subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee will have the authority, at the trustee’s sole discretion, to rescind as void any vote cast by a proposed transferee prior to our discovery that the shares have been transferred to the trust and to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary of the trust. However, if we have already taken irreversible corporate action, then the trustee may not rescind and recast the vote.

If our board of directors or a committee thereof or other designee if permitted by the MGCL determines in good faith that a proposed transfer or other event has taken place that violates the restrictions on transfer and ownership of stock set forth in our charter or that a person intends to acquire or has attempted to acquire beneficial or constructive ownership in violation of our ownership limits, then our board of directors or such committee or other designee if permitted by the MGCL shall take such action as it deems advisable to refuse to give effect to or to prevent such transfer or other event, including, but not limited to, causing us to redeem shares of stock, refusing to give effect to the transfer on our books or instituting proceedings to enjoin the transfer; provided, however, that any transfer or attempted transfer or other event in violation of the above restrictions shall automatically result in the transfer to the trust described above, and, where applicable, such transfer or other event shall be null and void as provided above irrespective of any action or non-action by our board of directors or any committee or designee thereof.

Shares of stock transferred to the trustee will be deemed offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price paid per share in the transaction that resulted in such transfer to the charitable trust (or, in the case of a devise or gift, the market price of such stock at the time of such devise or gift) and (ii) the market price of such stock on the date we, or our designee, accepts such offer. We will have the right to accept such offer until the trustee has sold the shares held in the charitable trust. Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will be required to distribute the net proceeds of the sale to the proposed transferee and any distributions held by the trustee with respect to such shares to the charitable beneficiary. We may reduce the amount payable to the proposed transferee by the amount of dividends and distributions that have been paid to the proposed transferee and are owed by the proposed transferee to the trustee. We may pay the amount of such reduction to the trustee for the benefit of the charitable beneficiary.

If we do not buy the shares, the trustee will be required, within 20 days of receiving notice from us of a transfer of shares to the trust, to sell the shares to a person or entity designated by the trustee who could own the shares without violating the ownership limits, or the other restrictions on transfer and ownership of stock. Upon such sale, the interest of the charitable beneficiary in the shares of stock sold shall terminate and the trustee shall distribute the net proceeds of the sale to the proposed transferee and to the charitable beneficiary. After selling the shares, the trustee will be required to distribute to the proposed transferee an amount equal to the lesser of (i) the price paid by the proposed transferee for the shares or, if the proposed transferee did not give value for the shares in connection with the event causing the shares to be held by the trust (e.g., in the case of a gift, devise or other such transaction), the market price of such stock on the day of the event causing the shares to be held by the trust and (ii) the price per share received by the trustee (net of any commissions and other expenses) from the sale or other disposition of the shares. The trustee may reduce the amount payable to the proposed transferee by the amount of dividends and distributions that have been paid to the proposed transferee and are owed by the proposed transferee to the trustee. Any net sales proceeds in excess of the amount payable to the proposed transferee will be paid immediately to the charitable beneficiary. If the proposed transferee sells such shares prior to the discovery that such shares have been transferred to the trustee, then (i) such shares shall be deemed to have been sold on behalf of the trust and (ii) to the extent that the proposed transferee received an amount for such shares that exceeds the amount that such proposed transferee would have received if such shares had been sold by the trustee, such excess shall be paid to the trustee upon demand.

Any certificates representing shares of our stock will bear a legend referring to the restrictions on transfer and ownership described above.

Every owner of 5% or more (or such lower percentage as required by the Code or the regulations promulgated thereunder) of our stock, in number or in value, within 30 days after the end of each taxable year, will be required to give us written notice stating the person’s name and address, the number of shares of each class and series of stock that the person beneficially owns, a description of the manner in which the shares are held and any additional information that we request in order to determine the effect, if any, of the person’s beneficial ownership on our status as a REIT and to ensure compliance with the ownership limits. In addition, any beneficial owner or constructive owner of shares of our stock and any person or entity (including the stockholder of record) who holds shares of our stock for a beneficial owner or constructive owner will be required to, on request, disclose to us in writing such information as we may request in order to determine the effect, if any, of the stockholder’s actual and constructive ownership of stock on our status as a REIT and to comply with the requirements of any governmental or taxing authority.

The restrictions on transfer and ownership described above could have the effect of delaying, deferring or preventing a change of control in which holders of shares of our stock might receive a premium for their shares over the then-prevailing price.

Certain Provisions of Maryland Law and of Our Charter and Bylaws

In addition to the ownership limits, certain provisions of our charter and bylaws may delay, defer or prevent a change of control or other transaction in which holders of some, or a majority, of shares of our common stock might receive a premium for their shares over the then prevailing market price of those shares of which such holders might believe to be otherwise in their best interests. The following paragraphs summarize a number of these provisions, as well as selected provisions of the MGCL.

Our Board of Directors

Our charter and bylaws provide that the number of directors of our company may be established by our board of directors, but may not be fewer than the minimum number required by the MGCL nor more than nine. Currently, we have five directors. We have elected to be subject to certain provisions of the MGCL, as a result of which our board of directors has the exclusive power to fill vacancies on the board of directors.

Each of our directors is elected by our stockholders to serve until the next annual meeting of stockholders and until his or her successor is duly elected and qualifies. Under our charter, there is no cumulative voting in the election of our board of directors. Our bylaws require that, in uncontested elections, each director be elected by the majority of votes cast with respect to such director. This means that the number of shares voted “for” a director nominee must exceed the number of shares affirmatively voted “against” that nominee in order for that nominee to be elected. If a nominee who is an incumbent director does not receive a majority of the votes cast in an uncontested election, the nominating and governance committee of our board of directors shall consider the facts and circumstances relating to the election and the resignation, and recommend to our board of directors, within sixty (60) days following certification of the election results, whether such resignation should be accepted or rejected or whether other action should be taken. The board of directors shall act on the resignation within ninety (90) days following certification of the election results, taking into account the committee’s recommendation, and publicly disclose (by a press release and filing an appropriate disclosure with the SEC) its decision regarding the resignation. The committee in making its recommendation and the board of directors in making its decision each may consider any factors and other information that they consider appropriate and relevant.

Removal of Directors

Our charter provides that, subject to the rights of holders of any class or series of stock separately entitled to elect or remove one or more directors, a director may be removed with or without cause, by the affirmative vote of at least a majority of the votes entitled to be cast generally in the election of directors.

Amendments to Our Charter and Bylaws and Approval of Extraordinary Actions

Under Maryland law, a Maryland corporation generally cannot amend its charter, merge, consolidate, sell all or substantially all of its assets, engage in a statutory share exchange, dissolve or engage in similar transactions outside the ordinary course of business unless the action is advised by the board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval of these actions by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Our charter provides that the affirmative vote of at least a majority of the votes entitled to be cast on the matter will be required to approve all charter amendments or extraordinary actions. Also, Maryland law permits a Maryland corporation to transfer all or substantially all of its assets without the approval of the stockholders of the corporation to one or more persons if 90% or more of the equity interests of the person or persons are owned, directly or indirectly, by the corporation.

Our board of directors has the exclusive power to adopt, alter or repeal any provision of our bylaws and to adopt new bylaws.

Business Combinations

Under the MGCL, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

•	any person who beneficially owns, directly or indirectly, 10 percent or more of the voting power of the corporation’s outstanding voting stock; or

•

an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10 percent or more of the voting power of the then outstanding voting stock of the corporation.

A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which such person otherwise would have become an interested stockholder. However, in approving a transaction, a board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board of directors.

After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•	eighty percent of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

•

two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder, voting together as a single class.

These supermajority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under the MGCL, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares. The statute provides various exemptions from its provisions, including for business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder. Our board of directors has not opted out of the business combination provisions of the MGCL, and consequently, the five-year prohibition and the supermajority vote requirements will apply to business combinations between us and any interested stockholder. In connection with the REIT Conversion Merger, our board of directors exempted all holders of common stock who beneficially owned, directly or indirectly, 10 percent or more of our common stock immediately following the REIT Conversion Merger unless and until such holders acquire any additional shares of common stock. The five-year moratorium and supermajority vote requirements will not apply to business combinations between us and any such exempted holder unless such holder acquires any additional shares of common stock.

We are subject to the business combination provisions described above. However, our board of directors may elect to opt out of the business combination provisions at any time.

Control Share Acquisitions

Maryland law provides that issued and outstanding control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by the stockholders by the affirmative vote of two-thirds of all the votes entitled to be cast on the matter. Shares owned by the acquiror, by officers or by employees who are directors of the corporation are excluded from shares entitled to vote on the matter. Control shares are voting shares of stock which, if aggregated with all other shares of stock owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to, directly or indirectly, exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third,

•	one-third or more but less than a majority, or

•	a majority or more of all voting power.

Control shares do not include shares the acquiror is then entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction or waiver of certain conditions, including an undertaking to pay the expenses of the special meeting. If no request for a special meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the special meeting or if the acquiror does not deliver an acquiring person statement as required by the statute, then the corporation may, subject to certain conditions and limitations, redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision that will exempt from the control share acquisition statute any and all acquisitions by any person of shares of our stock. This provision may be amended or eliminated at any time in the future.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or by a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of the following five provisions:

•	a classified board,

•	a two-thirds vote requirement for removing a director,

•	a requirement that the number of directors be fixed only by vote of the directors,

•

a requirement that a vacancy on the board be filled only by the affirmative vote of a majority of the remaining directors in office and such director shall hold office for the remainder of the full term of the class of directors in which the vacancy occurred and until a successor is elected and qualified, and

•	a majority requirement for the calling of a special meeting of stockholders.

Pursuant to our charter, we have elected to be subject to the provision of Subtitle 8 that requires that vacancies on the board may be filled only by the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred. Through provisions in our bylaws unrelated to Subtitle 8, we already (1) vest in the board of directors the exclusive power to fix the number of directors and (2) require, unless called by our chairman, chief executive officer, president or the board of directors, the request of stockholders entitled to cast not less than a majority of the votes entitled to be cast at such meeting to call a special meeting of stockholders if certain procedural requirements are met.

Special Meetings of the Stockholders

Each of our chairman of the board, chief executive officer, president and board of directors has the power to call a special meeting of the stockholders. A special meeting of the stockholders to act on any matter that may properly be brought before a meeting of stockholders will also be called by our secretary upon the written request of the stockholders entitled to cast a majority of all the votes entitled to be cast on such matter at the meeting and containing the information required by our bylaws. The secretary will be required to inform the requesting stockholders of the reasonably estimated cost of preparing and mailing the notice of meeting (including our proxy materials), and the requesting stockholder will be required to pay such estimated cost to the secretary prior to the preparation and mailing of any notice for such special meeting.

Advance Notice of Director Nomination and New Business

Our charter and bylaws provide that, at any annual meeting of stockholders, nominations of individuals for election to the board of directors and proposals of business to be considered by stockholders may be made only (i) pursuant to our notice of the meeting, (ii) by or at the direction of the board of directors, or (iii) by a stockholder who was a stockholder of record at the time of provision of notice and at the time of the meeting, is entitled to vote at the meeting in the election of directors or on such other proposed business and who has complied with the advance notice procedures of our bylaws. The stockholder generally must provide notice to the secretary not less than 120 days nor more than 150 days prior to the first anniversary of the date of our proxy statement for the solicitation of proxies for election of directors at the preceding year’s annual meeting.

Only the business specified in our notice of meeting may be brought before any special meeting of stockholders. Our bylaws provide that nominations of individuals for election to our board of directors at a special meeting of stockholders may be made only (i) by or at the direction of our board of directors or (ii) provided that the special meeting has been called for the purpose of electing directors, by any stockholder of record at the time of provision of the notice and at the time of the meeting, who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the advance notice provisions set forth in our bylaws. Such stockholder will be entitled to nominate one or more individuals, as the case may be, for election as a director if the stockholder’s notice, containing the information required by our bylaws, is delivered to the secretary at our principal executive office not earlier than the 120th day prior to such special meeting and not later than 5:00 p.m., Eastern Time, on the later of (i) the 90th day prior to such special meeting or (ii) the tenth day following the day on which public announcement is first made of the date of the special meeting and any of the nominees proposed by the board of directors to be elected at such meeting.

The purpose of requiring stockholders to give advance notice of nominations and other proposals is to afford our board of directors the opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposals and, to the extent considered necessary by our board of directors, to inform stockholders and make recommendations regarding the nominations or other proposals. The advance notice procedures also permit a more orderly procedure for conducting stockholder meetings.

Anti-Takeover Effect of Certain Provisions of Maryland Law and of our Charter and Bylaws

The restrictions on transfer and ownership of our stock will prohibit any person from acquiring more than 9.9% of outstanding common stock or more than 9.9% of outstanding stock without prior approval of our board of directors. The business combination statute may discourage others from trying to acquire more than 10% of our stock without the advance approval of our board of directors, and may substantially delay or increase the difficulty of consummating any transaction with or change in control of us. Because our board of directors can approve exceptions to the transfer and ownership limits and exempt transactions from the business combination statute, the transfer and ownership limits and the business combination statute will not interfere with a merger or other business combination approved by our board of directors. The power of our board of directors to classify and reclassify unissued common stock or preferred stock, and authorize us to issue classified or reclassified shares, also could have the effect of delaying, deferring or preventing a change in control or other transaction.

These provisions, along with other provisions of the MGCL and our charter and bylaws discussed above, including provisions relating to the removal of directors and the filling of vacancies, the supermajority vote that will be required to amend certain provisions of our charter, the advance notice provisions and the procedures that stockholders will be required to follow to request a special meeting, alone or in combination, could have the effect of delaying, deferring or preventing a proxy contest, tender offer, merger or other change in control that might involve a premium price for shares of our common stock or otherwise be in the best interest of our stockholders, and could increase the difficulty of consummating any offer.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock and our Series A Preferred Stock is American Stock Transfer & Trust Company, LLC.

Listing

Shares of our common stock are listed on the NASDAQ Global Select Market under the symbol “SBRA.” Shares of our Series A Preferred Stock are listed on the NASDAQ Global Select Market under the symbol “SBRAP.”

DESCRIPTION OF WARRANTS

References to “we,” “us” and “our” in this section refer to Sabra Health Care REIT, Inc.

The following description, together with the additional information we include in any applicable prospectus supplement, summarizes the material terms and provisions of warrants that we may offer under this prospectus. While the terms we have summarized below will generally apply to any warrants we may offer under this prospectus, we will describe the particular terms of any warrants that we may offer in more detail in the applicable prospectus supplement. The terms of any warrants we offer under a prospectus supplement may differ from the terms we describe below.

We may issue warrants for the purchase of shares of our common stock or shares of our preferred stock. We may issue warrants independently of or together with shares of our common stock or shares of our preferred stock offered by any prospectus supplement, and we may attach the warrants to, or issue them separately from, shares of common stock or shares of preferred stock. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent, all as set forth in the prospectus supplement relating to the particular issue of offered warrants. The warrant agent will act solely as our agent in connection with the warrant certificates relating to the warrants and will not assume any obligation or relationship of agency or trust with any holders of warrant certificates or beneficial owners of warrants.

The following summary of material provisions of the warrant agreements and warrants does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the warrant agreement and the warrant certificates applicable to the particular series of warrants. We urge you to read the applicable prospectus supplements related to the warrants that we sell under this prospectus, as well as the complete warrant agreement and warrant certificates that contain the terms of the warrants.

General

The applicable prospectus supplement will describe the terms of the warrants, including as applicable:

•	the offering price;

•	the aggregate number or amount of underlying securities purchasable upon exercise of the warrants and the exercise price;

•	the number of warrants being offered;

•	the date, if any, after which the warrants and the underlying securities will be transferable separately;

•	the date on which the right to exercise the warrants will commence, and the date on which the right will expire (the “Expiration Date”);

•	the number of warrants outstanding, if any;

•	a discussion of any material or special U.S. federal income tax considerations applicable to the warrants;

•	the terms, if any, on which we may accelerate the date by which the warrants must be exercised; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Warrants will be offered and exercisable for U.S. dollars only and will be in registered form only.

Holders of warrants will be able to exchange warrant certificates for new warrant certificates of different denominations, present warrants for registration of transfer, and exercise warrants at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Prior to the exercise of any warrants, holders of the warrants to purchase shares of common stock or preferred stock will not have any rights of holders of shares of common stock or preferred stock, including the right to receive payments of dividends, if any, or to exercise any applicable right to vote.

Certain Risk Considerations

Any warrants we issue will involve a degree of risk, including risks arising from fluctuations in the price of the underlying shares of common stock or shares of preferred stock and general risks applicable to the securities market (or markets) on which the underlying securities trade, as applicable.

Prospective purchasers of the warrants will need to recognize that the warrants may expire worthless and, thus, purchasers should be prepared to sustain a total loss of the purchase price of their warrants. This risk reflects the nature of a warrant as an asset which, other factors held constant, tends to decline in value over time and which may, depending on the price of the underlying securities, become worthless when it expires. The trading price of a warrant at any time is expected to increase if the price of or, if applicable, dividend rate on, the underlying securities increases. Conversely, the trading price of a warrant is expected to decrease as the time remaining to expiration of the warrant decreases and as the price of or, if applicable, dividend rate on, the underlying securities, decreases. Assuming all other factors are held constant, the more a warrant is “out-of-the-money” (i.e., the more the exercise price exceeds the price of the underlying securities and the shorter its remaining term to expiration), the greater the risk that a purchaser of the warrant will lose all or part of his or her investment. If the price of the underlying securities does not rise before the warrant expires to an extent sufficient to cover a purchaser’s cost of the warrant, the purchaser will lose all or part of his or her investment in the warrant upon expiration.

In addition, prospective purchasers of the warrants should be experienced with respect to options and option transactions, should understand the risks associated with options and should reach an investment decision only after careful consideration, with their financial advisers, of the suitability of the warrants in light of their particular financial circumstances and the information discussed in this prospectus and, if applicable, the prospectus supplement. Before purchasing, exercising or selling any warrants, prospective purchasers and holders of warrants should carefully consider, among other things:

•	the trading price of the warrants;

•	the price of the underlying securities at that time;

•	the time remaining to expiration; and

•	any related transaction costs.

Some of the factors referred to above are in turn influenced by various political, economic and other factors that can affect the trading price of the underlying securities and should be carefully considered prior to making any investment decisions.

Purchasers of the warrants should further consider that the initial offering price of the warrants may be in excess of the price that a purchaser of options might pay for a comparable option in a private, less liquid transaction. In addition, it is not possible to predict the price at which the warrants will trade in the secondary market or whether any such market will be liquid. We may, but will not be obligated to, file an application to list any warrants on a U.S. national securities exchange. To the extent that any warrants are exercised, the number of warrants outstanding will decrease, which may result in a lessening of the liquidity of the warrants. Finally, the warrants will constitute our direct, unconditional and unsecured obligations, and as such will be subject to any changes in our perceived creditworthiness.

Exercise of Warrants

Each holder of a warrant will be entitled to purchase that number or amount of underlying securities, at the exercise price, as will in each case be described in the prospectus supplement relating to the offered warrants. After the close of business on the Expiration Date (which may be extended by us), unexercised warrants will become void.

Holders may exercise warrants by delivering to the warrant agent payment as provided in the applicable prospectus supplement of the amount required to purchase the underlying securities purchasable upon exercise, together with the information set forth on the reverse side of the warrant certificate. Warrants will be deemed to have been exercised upon receipt of payment of the exercise price, subject to the receipt within five business days of the warrant certificate evidencing the exercised warrants. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, issue and deliver the underlying securities purchasable upon such exercise. If fewer than all of the warrants represented by a warrant certificate are exercised, we will issue a new warrant certificate for the remaining amount of warrants.

Amendments and Supplements to Warrant Agreements

We may amend or supplement the warrant agreement without the consent of the holders of the warrants issued under the agreement to effect changes that are not inconsistent with the provisions of the warrants and that do not adversely affect the interests of the holders.

DESCRIPTION OF RIGHTS

References to “we,” “us” and “our” in this section refer to Sabra Health Care REIT, Inc.

We may issue rights for the purchase of shares of our common stock or shares of our preferred stock. Each series of rights will be issued under a separate rights agreement which we will enter into with a bank or trust company, as rights agent, all as set forth in the applicable prospectus supplement. The rights agent will act solely as our agent in connection with the certificates relating to the rights and will not assume any obligation or relationship of agency or trust with any holders of rights certificates or beneficial owners of rights.

We will file the rights agreement and the rights certificates relating to each series of rights with the SEC, and incorporate them by reference as an exhibit to the registration statement of which this prospectus is a part on or before the time we issue a series of rights.

The applicable prospectus supplement will describe the terms of any rights we issue, including as applicable:

•	the date for determining the persons entitled to participate in the rights distribution;

•	the aggregate number or amount of underlying securities purchasable upon exercise of the rights and the exercise price;

•	the aggregate number of rights being issued;

•	the date, if any, on and after which the rights may be transferable separately;

•	the date on which the right to exercise the rights commences and the date on which the right expires;

•	the number of rights outstanding, if any;

•	a discussion of any material or special U.S. federal income tax considerations applicable to the rights; and

•	any other terms of the rights, including the terms, procedures and limitations relating to the distribution, exchange and exercise of the rights.

Rights will be exercisable for U.S. dollars only and will be in registered form only.

DESCRIPTION OF UNITS

References to “we,” “us” and “our” in this section refer to Sabra Health Care REIT, Inc.

We may issue securities in units, each consisting of two or more types of securities. For example, we might issue units consisting of a combination of rights and warrants to purchase our common stock. If we issue units, the prospectus supplement relating to the units will contain the information described above with regard to each of the securities that is a component of the units. The prospectus supplement relating to the units will describe the terms of any units we issue, including as applicable:

•	the date, if any, on and after which the units may be transferable separately;

•	whether we will apply to have the units traded on a securities exchange or securities quotation system;

•	a discussion of any material or special U.S. federal income tax considerations applicable to the units; and

•	how, for U.S. federal income tax purposes, the purchase price paid for the units is to be allocated among the component securities.

DESCRIPTION OF DEBT SECURITIES AND GUARANTEES OF DEBT SECURITIES

References to the “issuers” in this section refer to the Operating Partnership and Sabra Capital.

The following description, together with the additional information we include in any applicable prospectus supplement, summarizes the material terms and provisions of the debt securities that the issuers may offer under this prospectus.

While the terms summarized below will generally apply to any future debt securities the issuers may offer under this prospectus, the particular terms of any debt securities that the issuers may offer will be described in more detail in the applicable prospectus supplement. The terms of any debt securities the issuers offer under a prospectus supplement may differ from the terms described below.

The issuers will issue any senior notes under the senior indenture to be entered into with Wells Fargo Bank, National Association, or the “trustee.” A form of the indenture is filed as an exhibit to the registration statement of which this prospectus is a part.

The indenture will be qualified under the Trust Indenture Act of 1939.

The following summary of material provisions of the indenture is subject to, and qualified in its entirety by reference to, all the provisions of the indenture. We urge you to read the applicable prospectus supplements related to the debt securities that the issuers sell under this prospectus, as well as the complete indenture that contains the terms of the debt securities.

General

The indenture does not limit the aggregate principal amount of debt securities that may be issued thereunder. The debt securities may be issued from time to time in one or more series. The terms relating to a series of debt securities will be described in the applicable prospectus supplement, including but not limited to:

•	the title;

•	the principal amount being offered, and, if a series, the total amount authorized and the total amount outstanding;

•	any limit on the amount that may be issued;

•	whether or not the issuers will issue the series of debt securities in global form and, if so, the terms and who the depositary will be;

•	the maturity date(s);

•	the principal amount due at maturity, and whether the debt securities will be issued with any original issue discount;

•

the interest rate(s), which may be fixed or variable, or the method for determining the rate, the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

•	whether or not the debt securities will be secured or unsecured, and the terms of any secured debt;

•	the place where payments will be payable;

•

the date, if any, after which, the conditions upon which, and the price at which the issuers may, at their option, redeem the series of debt securities pursuant to any optional or provisional redemption provisions, and any other applicable terms of those redemption provisions;

•	provisions for a sinking fund, purchase or other analogous fund, if any;

•

the date, if any, on which, and the price at which the issuers are obligated, pursuant to any mandatory sinking fund or analogous fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of debt securities;

•

the events of default and covenants relevant to the debt securities, including, the inapplicability of any event of default or covenant set forth in the indenture relating to the debt securities, or the applicability of any other events of defaults or covenants in addition to the events of default or covenants set forth in the indenture relating to the debt securities;

•	information describing any book-entry features;

•	the denominations in which the issuers will issue the series of debt securities, if other than denominations of $2,000 and any integral multiples of $1,000 in excess thereof;

•	if other than U.S. dollars, the currency in which the series of debt securities will be denominated; and

•

any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities, and any terms which may be required by the issuers or advisable under applicable laws or regulations or advisable in connection with the marketing of the debt securities.

One or more series of the debt securities may be issued as discounted debt securities (bearing no interest or interest at a rate which at the time of issuance is below market rates) to be sold at a substantial discount below their stated principal amount. Material U.S. federal income tax consequences and other special considerations applicable to any such discounted debt securities will be described in the prospectus supplement relating thereto.

Information Concerning the Trustee

The trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the trustee is under no obligation to exercise any of the powers given it by the indentures at the request of any holder of debt securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

Payment and Paying Agents

Unless otherwise indicated in the applicable prospectus supplement, the issuers will make payment of the interest on any debt securities on any interest payment date to the person in whose name the debt securities, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.

The issuers will pay principal of, and any premium and interest on, the debt securities of a particular series at the office of the paying agents designated by the issuers, except that, unless otherwise indicated in the applicable prospectus supplement, the issuers may make payments of principal or interest by check which they will mail to the holder or by wire transfer to certain holders. Unless otherwise indicated in a prospectus supplement, the issuers will designate an office or agency of the trustee in the City of New York as their paying agent for payments with respect to debt securities of each series. Any other paying agents that the issuers initially designate for the debt securities of a particular series will be named in the applicable prospectus supplement. The issuers will maintain a paying agent in each place of payment for the debt securities of a particular series.

Governing Law

The indenture, the debt securities and any guarantees will be governed by and construed in accordance with the laws of the State of New York.

Guarantees

Unless otherwise specified in the applicable supplement to this prospectus, the debt securities may be unconditionally and irrevocably guaranteed on an unsecured and unsubordinated basis by Sabra and by certain of our existing and future subsidiaries that are listed as guarantors in the applicable supplement to this prospectus. Any guarantee would cover the timely payment of the principal of, and any premium, interest or sinking fund payments on, the debt securities, whether we make the payment at a maturity date, as a result of acceleration or redemption, or otherwise. We will more fully describe the existence and terms of any guarantee of any of debt securities in the prospectus supplement relating to those debt securities.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

This section summarizes the material U.S. federal income tax considerations that a U.S. holder (as defined below) or a non-U.S. holder (as defined below) may consider relevant in connection with the purchase, ownership and disposition of our common stock. This summary does not purport to consider all aspects of U.S. federal income taxation that might be relevant to holders of shares of our common stock. The summary is based on the Code, final, temporary and proposed U.S. Treasury regulations, administrative rulings and court decisions in effect as of the date of this prospectus, all of which are subject to change at any time, possibly with retroactive effect. Any such change could alter the U.S. federal income tax consequences described herein. No ruling has been sought from the Internal Revenue Service (the “IRS”) and there can be no assurance that the IRS will not challenge any of the U.S. federal income tax consequences described herein. Moreover, the statements in this prospectus, and the opinion of counsel described below, are not binding on the IRS or a court and do not preclude the IRS from asserting, or a court from sustaining, a contrary result.

For purposes of this summary, the term “U.S. holder” means a holder of shares of our common stock that is for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized under the laws of the United States or any state thereof (or the District of Columbia);

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

This summary only addresses U.S. federal income tax consequences to holders of shares of our common stock that hold such shares as a capital asset within the meaning of Section 1221 of the Code. The statements in this summary are not intended to be, and should not be construed as, tax advice. Further, this summary does not address all aspects of U.S. federal income taxation that may be relevant to such holder in light of such holder’s particular circumstances or that may be applicable to holders subject to special treatment under U.S. federal income tax laws (including, for example, banks or other financial institutions, insurance companies, REITs or regulated investment companies, broker-dealers, dealers in securities or currencies, traders in securities or other persons that have elected to use a mark-to-market method of accounting, tax-exempt entities including governmental authorities (both U.S. and non-U.S.), a non-U.S. holder that owns or has owned actually or constructively more than 5% of our common stock, holders whose functional currency is not the U.S. dollar, holders who acquired their shares pursuant to the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan, holders who hold their shares in an individual retirement or other tax-deferred account, holders subject to the alternative minimum tax provisions of the Code, U.S. expatriates, persons who hold shares on behalf of another person as nominee, trusts and estates, persons owning, or deemed owning under constructive ownership rules of the Code, more than 9.9% in value or in number of shares, whichever is more restrictive, of our outstanding common stock or more than 9.9% in value of our outstanding stock (except to the extent discussed herein), holders who hold their shares as part of a hedge, straddle, integration, constructive sale, conversion, “synthetic security,” or other risk reduction transaction or integrated investment, S corporations, partnerships or other pass-through entities (or investors in S corporations, partnerships or other pass-through entities) and persons otherwise subject to special tax treatment under the Code). In addition, no information is provided herein with respect to applicable state, local or non-U.S. tax laws or U.S. federal laws other than those pertaining to the U.S. federal income tax (except to the extent discussed below).

If a partnership (including an entity or arrangement classified as a partnership for U.S. federal income tax purposes) holds shares of our common stock, the tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. A stockholder that is a partner in a partnership and partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of the acquisition, ownership and disposition of shares of our common stock.

THE U.S. FEDERAL INCOME TAX CONSIDERATIONS DESCRIBED BELOW ARE NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSIDERATIONS RELATING TO THE PURCHASE, OWNERSHIP, AND SALE OF OUR COMMON STOCK AND OF OUR ELECTION TO BE TAXED AS A REIT. YOU ARE URGED TO CONSULT WITH YOUR OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE AND LOCAL, NON-U.S. AND OTHER TAX LAWS AND REGARDING ANY POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

Taxation of Our Company

General

Prior to 2011, we were taxed as a corporation under Subchapter C of the Code. We elected to be treated as a REIT under Sections 856 through 860 of the Code and the applicable U.S. Treasury regulations, which contain the requirements for qualifying as a REIT, which we refer to in this prospectus as the REIT Requirements, with the filing of our U.S. federal income tax return for the taxable year beginning on January 1, 2011. We believe that we have been organized and have operated in a manner to qualify for taxation as a REIT for U.S. federal income tax purposes. We intend to continue to operate in such a manner, but no assurance can be given that we will operate in a manner so as to qualify or remain qualified.

The REIT Requirements are technical and complex. The following discussion sets forth only certain material aspects of those requirements. This summary is qualified in its entirety by the applicable Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof.

In connection with this offering, Fried Frank has rendered an opinion that, commencing with our taxable year beginning January 1, 2011, we have been organized and have operated in conformity with the requirements for qualification and taxation as a REIT under Sections 856 through 860 of the Code and the current and proposed method of operation for us and our subsidiaries as described in this prospectus supplement will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Code. It must be emphasized that the Fried Frank opinion is based and conditioned upon certain assumptions and representations relating to our organization and operation and is conditioned upon certain representations made by us as to certain matters (including representations concerning our income and properties and the past, present, and future conduct of our business operations as set forth in this prospectus and one or more certificates provided by our officers). The Fried Frank opinion is expressed as of the date thereof and Fried Frank has no obligation to advise us of any subsequent change in the matters stated, represented or assumed or any subsequent change in the applicable law. The Fried Frank opinion does not foreclose the possibility of a contrary position taken by the IRS or the U.S. Department of the Treasury in regulations or rulings issued in the future and the opinion is not binding on the IRS or any court and is not a guarantee that the IRS will not assert a contrary position or that a court will not sustain a position asserted by the IRS. Moreover, our qualification and taxation as a REIT depends upon our ability to meet, through actual annual operating results, certain requirements relating to the nature of our income and assets, distributions to stockholders and diversity of stock ownership, and various other qualification tests imposed under the REIT Requirements which are discussed below. Satisfaction of these tests as both an initial and ongoing matter is more complicated in the case of a REIT, such as our company, which owns properties leased to an entity with which it was historically related. Fried Frank has not undertaken to review our compliance with these requirements on a continuing basis. No assurance can be given that the actual results of our operations, the sources of our income, the nature of our assets, our distributions to stockholders and the diversity of our share ownership for any given taxable year will satisfy such requirements. See “—Failure to Qualify as a REIT.”

If we continue to qualify for taxation as a REIT, we generally will not be subject to U.S. federal corporate income taxes on that portion of our ordinary income or capital gain that is currently distributed to stockholders, subject to certain exceptions discussed below. We expect that such treatment would substantially eliminate the U.S. federal “double taxation” on earnings that generally results from an investment in a corporation.

If we remain qualified as a REIT, we will nonetheless be subject to U.S. federal income and excise taxes in certain circumstances, which include, but are not limited to, the following:

•	We will be taxed at regular corporate income tax rates on any undistributed REIT taxable income, including undistributed net capital gains;

•	Under certain circumstances, we may be subject to the “alternative minimum tax” on certain of our tax preference items, if any;

•

If we have (i) net income from the sale or other disposition of “foreclosure property” that is held primarily for sale to customers in the ordinary course of business or (ii) other nonqualifying net income from foreclosure property, we will be subject to tax at the highest corporate tax rate on such income;

•

If we have net income from prohibited transactions (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than sales of foreclosure property and sales that qualify for a statutory safe harbor), such income will be subject to a 100% tax;

•

If we should fail to satisfy the 75% gross income test or the 95% gross income test (which are discussed below), but have nonetheless maintained our qualification as a REIT because certain other requirements have been met, we will be subject to a 100% tax on the net income attributable to the greater of the amount by which we fail the 75% or the 95% test;

•

Similarly, if we should fail to satisfy the asset tests or other requirements applicable to REITs, as described below, yet nonetheless qualify as a REIT because there is reasonable cause for the failure and other applicable requirements are met, we may be subject to a penalty. The amount of the penalty will be at least $50,000 per failure, and, in the case of certain asset test failures, will be equal to the amount of net income generated by the assets in question multiplied by the highest corporate tax rate if that amount exceeds $50,000 per failure;

•

If we should fail to distribute, or fail to be treated as having distributed, with respect to each calendar year at least the sum of (i) 85% of our REIT ordinary income for such year, (ii) 95% of our REIT capital gain net income for such year (other than capital gain income we elect to retain and pay tax on) and (iii) any undistributed taxable income from prior periods, we would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed;

•	If we should receive rents, whether from Sun or otherwise, deemed not to be fair market value rents or if we misvalue our assets, we may be liable for valuation penalties;

•	We will be subject to a 100% tax on transactions with our taxable REIT subsidiaries if such transactions are not at arm’s length; and

•

We own appreciated assets that we held before electing to be treated as a REIT. Under the “Built-In-Gain Rules,” if such appreciated assets are disposed of in a gain recognition transaction within the 10-year period following our qualification as a REIT, we will generally be subject to tax at the highest corporate income tax rate on that gain to the extent of the built-in gain in those assets at the time we became a REIT. The total amount of gain on which we can be taxed under the Built-In-Gain Rules is limited to our net built-in gain at the time we became a REIT, i.e., the excess of the aggregate fair market value of our assets at the time we became a REIT over the adjusted tax bases of those assets at that time. In certain circumstances, we may also be subject to tax on the disposition of any appreciated assets that we acquire from a taxable corporation in a transaction in which any gain on the transfer is not fully recognized. Because we were a C corporation prior to 2011 and owned substantial assets before the effective date of our election to be taxed as a REIT, the Built-In Gain Rules could limit our operational flexibility or otherwise reduce the benefits of taxation as a REIT.

No assurance can be given that the amount of such U.S. federal income tax will not be substantial. In addition, we and our subsidiaries may be subject to a variety of taxes other than U.S. federal income tax, including payroll taxes, real property transfer taxes, and state, local and foreign income, franchise, property and other taxes on assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification

As indicated above, to qualify as a REIT, a corporation must elect to be so treated and must meet various (a) organizational requirements, (b) gross income tests, (c) asset tests and (d) distribution requirements. Our ability to satisfy the asset tests will depend upon our analysis of the fair market values of our assets, some of which are not susceptible to a precise determination. Our compliance with the REIT income and quarterly asset requirements will also depend upon our ability to successfully manage the composition of our income and assets on an ongoing basis.

Organizational Requirements

The Code defines a REIT as a corporation, trust, or association that makes a REIT election with its tax return and:

•	that is managed by one or more trustees or directors;

•	the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

•	that would be taxable as a domestic corporation, but for the REIT Requirements;

•	that is not a bank, an insurance company or certain other specified types of financial institutions;

•	the beneficial ownership of which is held by 100 or more persons;

•

not more than 50% in value of the outstanding stock of which is owned, directly or constructively, by five or fewer individuals (as defined in the Code to include certain entities) at any time during the last half of each taxable year; and

•	that meets certain other tests, described below, regarding the nature of its income and assets.

The Code provides that the conditions described in the first four bullets above, inclusive, must be met during the entire taxable year and that the condition described in the fifth bullet above must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. For purposes of the condition described in the sixth bullet above, certain tax-exempt entities are generally treated as individuals, and the beneficiaries of a pension trust that qualifies under Section 401(a) of the Code and that holds shares of a REIT will be treated as holding shares of the REIT in proportion to their actuarial interests in the pension trust. In addition, if a REIT fails to satisfy the condition described in the sixth bullet above for any taxable year, the REIT will nonetheless be deemed to have satisfied the condition if it complied with U.S. Treasury regulations requiring the maintenance of records to ascertain ownership and did not know (and would not have known using reasonable diligence) that it was closely held for the year. We believe that we will have sufficient diversity of ownership to satisfy the conditions in the fifth and sixth bullets above. In addition, our charter and the Articles Supplementary designating our Series A Preferred Stock restrict the transfer and ownership of our stock so that we should continue to satisfy these conditions. The provisions of our charter that restrict the transfer and ownership of our common stock are described in “Description of Capital Stock—Restrictions on Transfer and Ownership of Stock.”

In addition, we have requested and intend to continue to request on an annual basis from certain stockholders, and those stockholders will be required to provide, information relating to the number of shares actually or constructively owned by such stockholders. Ownership for purposes of conditions described in the fifth and sixth bullet above is defined using certain constructive ownership rules. As a result, the acquisition of less than 9.9% of our stock by an individual or entity may cause that individual or entity constructively to own more than 9.9% of such stock, thereby triggering the transfer restrictions described in “Description of Capital Stock—Restrictions on Transfer and Ownership of Stock.”

Effect of Subsidiary Entities

Disregarded Entities and Partnerships. An unincorporated domestic entity, such as a partnership or limited liability company that has a single owner, generally is not treated as an entity separate from its parent for U.S. federal income tax purposes. An unincorporated domestic entity with two or more owners is generally treated as a partnership for U.S. federal income tax purposes. In the case of a REIT that is a partner in a partnership that has other partners, the REIT is treated as owning its proportionate share of the assets of such partnership and as earning its allocable share of the gross income of such partnership for purposes of the applicable REIT qualification tests. Our proportionate share for purposes of the 10% value test (see “—Asset Tests”) will be based on our proportionate interest in the equity interests and certain debt securities issued by such partnership. For all of the other asset and income tests, our proportionate share will be based on our proportionate interest in the capital interests in such partnership. Our proportionate share of the assets and items of income of any partnership, joint venture, or limited liability company that is treated as a partnership for U.S. federal income tax purposes in which we acquire an equity interest, directly or indirectly, will be treated as our assets and gross income for purposes of applying the various REIT qualification requirements. The Operating Partnership currently is a disregarded entity because we own 100% of the interests in it, directly or through other disregarded entities. If we admit other limited partners, the Operating Partnership will be treated as a partnership for U.S. federal income tax purposes and, consequently, the Operating Partnership’s assets and operations may affect our ability to qualify as a REIT.

Qualified REIT Subsidiaries. A corporation that is a qualified REIT subsidiary, or QRS, is not treated as a corporation separate from its parent REIT. All assets, liabilities and items of income, deduction and credit of a QRS are treated as assets, liabilities and items of income, deduction and credit of the parent REIT. A QRS is a corporation, other than a TRS (as defined below), all of the stock of which is owned by the parent REIT. Thus, in applying the requirements described herein, any QRS that we own will be ignored for U.S. federal income tax purposes, and all assets, liabilities and items of income, deduction and credit of such subsidiary will be treated as our assets, liabilities and items of income, deduction and credit.

Taxable REIT Subsidiaries. A REIT may own up to 100% of the shares of one or more TRSs. A domestic TRS is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by the parent REIT. To the extent that a domestic TRS is required to pay taxes, it will have less cash available for distribution to us. If dividends are paid to us by our domestic TRSs, then the dividends we pay to our stockholders who are taxed at individual rates, up to the amount of dividends we receive from our domestic TRSs, will generally be eligible to be taxed at the reduced 20% rate currently applicable to qualified dividend income. See “—Taxation of U.S. Holders of Our Common Stock.”

The subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation of which a TRS directly or indirectly owns securities possessing more than 35% of the total voting power or total value of the outstanding securities of such corporation will automatically be treated as a TRS. We are not treated as holding the assets of a TRS or as receiving any income that the subsidiary earns. Rather, the stock issued by a TRS to us is an asset in our hands, and we treat the distributions paid to us from such taxable subsidiary, if any, as income. This treatment can affect our compliance with the gross income and asset tests. Because we do not include the assets and income of TRSs in determining our compliance with the REIT Requirements, we may use such entities to undertake indirectly activities that the REIT rules might otherwise preclude us from doing directly or through pass-through subsidiaries. Overall, no more than 25% of the value of a REIT’s assets may consist of stock or securities of one or more TRSs. A domestic TRS will pay income tax at regular corporate rates on any income that it earns. In addition, the TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT’s tenants that are not conducted on an arm’s-length basis.

A TRS may not directly or indirectly operate or manage any health care facilities or lodging facilities or provide rights to any brand name under which any health care facility or lodging facility is operated. A TRS may provide rights to any brand name under which any health care facility or lodging facility is operated if such rights are provided to an “eligible independent contractor” (as described below) to operate or manage a health care facility or lodging facility and held by the TRS as a franchisee, licensee, or in a similar capacity, and such health care facility or lodging facility is either owned by the TRS or leased to the TRS by its parent REIT. A TRS will not be considered to operate or manage a “qualified health care property” or “qualified lodging facility” solely because the TRS directly or indirectly possesses a license, permit, or similar instrument enabling it to do so. Additionally, a TRS that employs individuals working at a “qualified health care property” or “qualified lodging facility” outside of the United States will not be considered to operate or manage a “qualified health care property” or “qualified lodging facility,” as long as an “eligible independent contractor” is responsible for the daily supervision and direction of such individuals on behalf of the TRS pursuant to a management agreement or similar service contract. Rent that we receive from any TRS lessee will qualify as “rents from real property” as long as the property is a “qualified health care property” and is operated on behalf of a TRS lessee by a person who qualifies as an “independent contractor” and who is, or is related to a person who is, actively engaged in the trade or business of operating “qualified health care properties” for any person unrelated to us and a TRS lessee (an “eligible independent contractor”). A “qualified health care property” includes any real property and any personal property that is, or is necessary or incidental to the use of, a hospital, nursing facility, assisted living facility, congregate care facility, qualified continuing care facility, or other licensed facility which extends medical or nursing or ancillary services to patients and which is operated by a provider of such services which is eligible for participation in the Medicare program with respect to such facility.

Non-REIT Earnings and Profits

In order to qualify as a REIT, we cannot have at the end of any taxable year any earnings and profits that were accumulated in any taxable year in which the REIT provisions did not apply to us (which we refer to in this prospectus as pre-REIT E&P). We believe that we do not have any pre-REIT E&P. The calculation of our pre-REIT E&P, however, is a complex factual and legal determination. We may have had less than complete information at the time we undertook our analysis or may interpret the applicable law (including the law relating to the characterization of the Separation) differently than the IRS. There can be no assurances that the IRS will agree with our determination of our pre-REIT E&P, and there are uncertainties regarding the amount of such pre-REIT E&P. These uncertainties include the possibility that the IRS could, upon audit, increase our taxable income for one or more periods ending on or prior to December 31, 2010, which could create pre-REIT E&P. If the IRS subsequently were to determine that we have pre-REIT E&P and we had not distributed such pre-REIT E&P by the end of December 31, 2011, we and our stockholders could be subject to adverse tax consequences.

Gross Income Tests

In order to maintain qualification as a REIT, we must annually satisfy the following two gross income requirements:

•

At least 75% of our gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (such as interest on obligations secured by mortgages on real property, certain “rents from real property” or gain on the sale or exchange of such property and certain fees with respect to agreements to make or acquire mortgage loans), from certain types of temporary investments or certain other types of gross income; and

•

At least 95% of our gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments as aforesaid and from dividends, interest, and gain from the sale or other disposition of stock or securities and certain other types of gross income (or from any combination of the foregoing).

In order to qualify as a REIT, the rental income received by us must constitute “rents from real property.” Rent that we receive from our real property will qualify as “rents from real property,” which is qualifying income for purposes of the 75% and 95% gross income tests, only if the following conditions are met:

•	First, the rent must not be based, in whole or in part, on the income or profits of any person, but may be based on a fixed percentage or percentages of receipts or sales;

•

Second, neither we nor a direct or indirect owner of 10% or more of our stock may own, actually or constructively, 10% or more of a tenant from whom we receive rents, other than a tenant of a qualified healthcare property that is a TRS. If the tenant is a TRS, such TRS may not directly or indirectly operate or manage the related property. Instead, the property must, among other requirements, be operated on behalf of the TRS by a person who qualifies as an “independent contractor” and who is, or is related to a person who is, actively engaged in the trade or business of operating qualified health care properties for any person unrelated to us and the TRS;

•

Third, if rent attributable to personal property (including furniture, fixtures and equipment) leased in connection with a lease of real property is 15% or less of the total rent received under the lease, then the rent attributable to personal property will qualify as “rents from real property.” However, if the 15% threshold is exceeded, the rent attributable to personal property will not qualify as “rents from real property.” We have not derived and we do not intend to derive rental income attributable to personal property (other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under such lease), except that we may receive or accrue a de minimis amount of such rental income that does not adversely affect our ability to satisfy the 75% and 95% gross income tests. There can be no assurance, however, that the IRS would not challenge our calculation of a personal property ratio, or that a court would not uphold such assertion. If such a challenge were successfully asserted, we could fail to satisfy the 75% or 95% gross income test and thus potentially lose our REIT status; and

•

Fourth, we generally must not operate or manage our real property or furnish or render services to our tenants, other than through an “independent contractor” who is adequately compensated and from whom we do not derive revenue. However, we need not provide services through an “independent contractor,” but instead may provide services directly to our tenants, if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not considered to be provided for the tenants’ convenience. Charges for such customarily rendered services will qualify as “rents from real property.” If we provide services to a tenant that are other than those usually or customarily provided in connection with the rental of space for occupancy only, amounts received or accrued by us for any such services will not be treated as “rents from real property” for purposes of the REIT gross income tests but will not cause other amounts received with respect to the property to fail to be treated as “rents from real property” unless the amounts treated as received in respect of such services, together with amounts received for certain management services, exceed 1% of all amounts received or accrued by us during the taxable year with respect to such property. If the 1% threshold is exceeded, then all amounts received or accrued by us with respect to the property will not qualify as “rents from real property,” even if the impermissible services are provided to some, but not all, of the tenants of the property. Furthermore, we may own up to 100% of the stock of one or more TRSs which may, except in certain circumstances, provide customary and noncustomary services to our tenants without tainting our rental income for the related properties. We have not performed and we do not intend to perform noncustomary services for tenants with respect to a property, other than through independent contractors or TRSs, that would exceed 1% of the total amount collected from such property, except to the extent any such services would not cause us to fail the 75% or 95% gross income test.

The rents received by us will qualify as “rents from real property” in satisfying the gross income requirements for a REIT only if the conditions described in the four bullets above are met. For example, rents received or accrued by us from Sun will not qualify as “rents from real property” if we are treated, either directly or under the applicable attribution rules, as owning 10% or more of Sun stock by vote or value. We will be treated as owning, under the applicable attribution rules, 10% or more of Sun stock by vote or value at any time that a holder owns, directly or under the applicable attribution rules, (a) 10% or more of the value of our stock and (b) 10% or more of Sun stock by vote or value. In order for the rents received or accrued by us from tenants to be treated as qualifying rents for purposes of the REIT gross income requirements, the provisions of our charter and the Articles Supplementary designating our Series A Preferred Stock restrict the transfer and ownership of our stock. The provisions of our charter that restrict the transfer and ownership of our common stock are described in “Description of Capital Stock—Restrictions on Transfer and Ownership of Stock.” Nevertheless, there can be no assurance that such restrictions will be effective in ensuring that we will not be treated as related to any tenant of ours.

In addition, in order for rent paid pursuant to leases to qualify as “rents from real property,” all of the lease agreements we have entered into or assumed (as well as any other leases we enter into or assume) must be respected as true leases for U.S. federal income tax purposes and not treated as service contracts, joint ventures, loans or some other type of arrangement. The determination of whether such lease agreements are true leases depends on an analysis of all the surrounding facts and circumstances. In making such a determination, courts have considered a variety of factors, including the following: (i) the intent of the parties, (ii) the form of the agreement, (iii) the degree of control over the property that is retained by the property owner (e.g., whether the lessee has substantial control over the operation of the property or whether the lessee was simply required to use its best efforts to perform its obligations under the agreement), and (iv) the extent to which the property owner retains the risk of loss with respect to the property (e.g., whether the lessee bears the risk of increases in operating expenses or the risk of damage to the property) or the potential for economic gains (e.g., appreciation) with respect to the property. In addition, U.S. federal income tax law provides that a contract that purports to be a service contract or a partnership agreement is treated instead as a lease of property if the contract is properly treated as such, taking into account all relevant factors. Since the determination of whether a service contract should be treated as a lease is inherently factual, the presence or absence of any single factor may not be dispositive in every case. If any of the lease agreements we have entered into or assumed are recharacterized as service contracts, joint ventures, loans or some other type of arrangement, rather than true leases, part or all of the payments that we receive under any such lease agreements would not be considered rent or would not otherwise satisfy the various requirements for qualification as “rents from real property.” In the event that the lease agreements entered into with Sun are not characterized as true leases, we likely would not be able to satisfy either the 75% or 95% gross income tests and, as a result, would lose our REIT status. In addition, if the payments under the lease agreements entered into with Sun did not represent fair market value rentals at the time they were entered into and the IRS determines that we and Sun are or were under common control, the IRS may reallocate income between us and Sun. The reallocation could cause us or Sun to be subject to valuation penalties. We believe that the payments under such lease agreements represented fair market rentals at the time they were entered into. Investors should be aware that there are no controlling U.S. Treasury regulations, published rulings or judicial decisions involving leases with terms substantially the same as the lease agreements we entered into with Sun that discuss whether such lease agreements constitute true leases for U.S. federal income tax purposes.

Relief Provisions for Failing the 75% or 95% Gross Income Tests. If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for such year if certain relief provisions of the Code apply. These relief provisions will generally apply if our failure to meet such tests was due to reasonable cause and not due to willful neglect, we attach a schedule of the sources of our income to our return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. Under certain circumstances, we may prefer not to have the relief provisions apply. If these relief provisions are inapplicable to a particular set of circumstances involving us, we might not qualify as a REIT. As discussed above under “—Taxation of Our Company—General,” even where these relief provisions apply, a tax would be imposed based upon the amount by which we fail to satisfy the particular gross income test.

Asset Tests

At the close of each quarter of our taxable year, we must satisfy the following four tests relating to the nature of our assets:

•

At least 75% of the value of our total assets must be represented by real estate assets (including stock or debt instruments that do not otherwise qualify as real estate assets and that are not held for more than one year that were purchased with the proceeds of a stock offering or long-term (at least five years) debt offering of ours), cash, cash items, and government securities;

•	Not more than 25% of our total assets may be represented by securities other than those in the 75% asset class;

•

Of the assets included in the 25% asset class, other than securities of TRSs, the value of any one issuer’s securities owned by us may not exceed 5% of the value of our total assets, and we may not own more than 10% of any one issuer’s outstanding voting securities or more than 10% of the value of any one issuer’s outstanding securities; and

•	Not more than 25% of our total assets may be represented by securities of one or more TRSs.

After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT if we fail to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values.

Relief Provisions for Failing the Asset Tests. If we fail to satisfy the asset tests at the end of a quarter, we will not lose our REIT qualification if:

•	we satisfied the asset tests at the end of the preceding calendar quarter; and

•

the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets.

If we did not satisfy the condition described in the second bullet above and the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. We have maintained and intend to continue to maintain adequate records of the value of our assets to ensure compliance with the asset tests, and intend to take such action within 30 days after the close of any quarter as may be required to cure any noncompliance but no assurance can be given that such asset tests will be met.

If we violate the 5% value test, 10% voting test or 10% value test described above at the end of any calendar quarter, we will not lose our REIT qualification if (i) the failure is de minimis (up to the lesser of 1% of our total assets or $10 million) and (ii) we dispose of assets or otherwise comply with the asset tests within six months after the last day of the quarter. In the event of a more than de minimis failure of any of the asset tests, as long as the failure was due to reasonable cause and not to willful neglect, we will not lose our REIT qualification if we (i) file with the IRS a schedule describing the assets that caused the failure, (ii) dispose of these assets or otherwise comply with the asset tests within six months after the last day of the quarter and (iii) pay a tax equal to the greater of $50,000 per failure or an amount equal to the product of the highest corporate income tax rate (currently 35%) and the net income from the non-qualifying assets during the period in which we failed to satisfy the asset tests.

Annual Distribution Requirements

In order to be treated as a REIT, we are required to distribute dividends (other than capital gains dividends) to our stockholders in an amount at least equal to:

(A) the sum of

(i) 90% of our “REIT taxable income” (computed without regard to the dividends paid deduction and our net capital gain), and

(ii) 90% of the net income, if any, from foreclosure property in excess of the special tax on income from foreclosure property,

minus

(B) the sum of certain items of noncash income.

Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if either (i) we declare the distribution before we file a timely U.S. federal income tax return for the year and pay the distribution with or before the first regular dividend payment after such declaration or (ii) we declare the distribution in October, November or December of the taxable year, payable to stockholders of record on a specified day in any such month, and we actually pay the dividends before the end of January of the following year. The distributions under clause (i) are taxable to owners of our common stock in the year in which paid, and the distributions in clause (ii) are treated as paid on December 31 of the prior taxable year. In both instances, these distributions relate to our prior taxable year for purposes of the 90% distribution requirement. If we dispose of any asset that is subject to the Built-In Gain Rules during the applicable 10-year period, we may be required to distribute at least 90% of the built-in gain (after tax), if any, recognized on the disposition of the asset.

To the extent that we do not distribute (or are not treated as having distributed) all of our net capital gain or distribute (or are treated as having distributed) at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be subject to tax thereon at regular ordinary and capital gains corporate tax rates. “REIT taxable income” is the taxable income of a REIT, which generally is computed in the same fashion as the taxable income of any corporation, except that (i) certain deductions are not available, such as the deduction for dividends received, (ii) a REIT may deduct dividends paid (or deemed paid) during the taxable year, (iii) net capital gains and losses are excluded, and (iv) certain other adjustments are made. We may elect to retain rather than distribute our net long-term capital gains while treating the capital gain as if distributed. The effect of such an election is that (i) we are required to pay the tax on such gains, (ii) U.S. holders, while required to include their proportionate share of the undistributed long-term capital gain in income, will receive a credit or refund for their share of the tax paid by us, and (iii) the basis of a U.S. holder’s stock would be increased by the amount of the undistributed long-term capital gains (minus the amount of capital gains tax paid by us) included in the U.S. holder’s long-term capital gains. If we should fail to distribute during each calendar year at least the sum of (i) 85% of our REIT ordinary income for such year, (ii) 95% of our REIT capital gain net income for such year (other than capital gain income which we elect to retain and pay tax on), and (iii) any undistributed taxable income from prior periods, we would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. We intend to make timely distributions sufficient to satisfy the annual distribution requirement. It is possible that, from time to time, we may not have sufficient cash or other liquid assets to meet the 90% distribution requirement due to timing differences between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of such income and deduction of such expenses in calculating our taxable income.

In the event that such an insufficiency occurs, in order to meet the 90% distribution requirement and maintain our status as a REIT, we may have to sell assets at unfavorable prices, borrow at unfavorable terms, pay taxable stock dividends, or pursue other strategies. We do not currently intend to pay taxable stock dividends.

However, if for any taxable year, we have significant amounts of taxable income in excess of available cash flow, we may have to declare dividends in-kind. Moreover, it is unclear whether and to what extent a stock dividend would satisfy our 90% distribution requirement. The IRS has issued private letter rulings to other REITs treating certain distributions that are paid partly in cash and partly in shares as dividends that would satisfy the REIT annual distribution requirement and qualify for the dividends paid deduction for U.S. federal income tax purposes. However, those rulings may be relied upon only by taxpayers to whom they were issued. In addition, the IRS previously issued a revenue procedure authorizing publicly traded REITs to make distributions partly in cash and partly in shares, but that revenue procedure does not apply to our 2013 and future taxable years.

If we make a taxable stock distribution, U.S. holders would be required to include the full amount of the dividend (i.e., the cash and stock portion) as ordinary income to the extent of our current and accumulated earnings and profits for U.S. federal income tax purposes. As a result, a U.S. holder may be required to pay income taxes with respect to such dividends in excess of the cash received. If a U.S. holder sells our stock that it receives as a dividend in order to pay this tax, the sales proceeds may be less than the amount included in income with respect to the dividend, depending on the market price of the stock at the time of the sale. Furthermore, with respect to non-U.S. holders, we may be required to withhold U.S. tax with respect to such dividends, including in respect of all or a portion of such dividend that is payable in stock. In addition, if a significant number of our stockholders determine to sell shares of our stock in order to pay taxes owed on dividends, these sales may put downward pressure on the trading price of our stock. Moreover, various tax aspects of a taxable dividend payable partly in cash and partly in stock are uncertain and have not yet been addressed by the IRS. No assurance can be given that the IRS will not impose additional requirements in the future with respect to taxable dividends payable partly in cash and partly in stock, including on a retroactive basis, or assert that the requirements for such taxable dividends have not been met.

Under certain circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying “deficiency dividends” to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends; however, we will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

Statutory Relief

If we fail to satisfy one or more of the requirements for qualification as a REIT, other than the income tests and asset tests discussed above, we will not lose our status as a REIT if our failure was due to reasonable cause and not willful neglect, and we pay a penalty of $50,000 for each such failure.

Failure to Qualify as a REIT

If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions described above do not apply, we will be subject to tax (including any applicable alternative minimum tax) on our taxable income at corporate tax rates. Distributions to stockholders in any year in which we fail to qualify will not be deductible by us and they will not be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to stockholders will be taxable as ordinary income. Subject to certain limitations of the U.S. federal income tax laws, corporate stockholders might be eligible for the dividends received deduction and stockholders taxed at individual rates might be eligible for the current reduced U.S. federal income tax rate of 20% on such dividends. Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost, and will not be permitted to requalify unless we distribute any earnings and profits attributable to the period when we failed to qualify. In addition, we may be subject to tax on any built-in gains on property held during the period during which we did not qualify if we sell such property within 10 years of requalification, but only to the extent of our net built-in gain at the time of requalification. It is not possible to state whether in all circumstances we would be entitled to such statutory relief.

Taxation of U.S. Holders of Our Common Stock

REIT Distributions

Distributions Generally. As long as we qualify as a REIT, distributions by us to a U.S. holder out of our current and accumulated earnings and profits (and not designated as capital gains dividends) will be taken into account by such U.S. holder as ordinary income. Dividends paid by us to a corporate U.S. holder will not be eligible for the dividends-received deduction for corporations. In addition, dividends paid by a REIT to a U.S. holder taxed at individual rates generally will not qualify for the 20% U.S. federal income tax rate for “qualified dividend income.” The maximum U.S. federal income tax rate on qualified dividend income is lower than the maximum U.S. federal income tax rate on ordinary income, which is currently 39.6%. Qualified dividend income generally includes dividends paid to U.S. holders taxed at individual rates by domestic C corporations and certain qualified foreign corporations. Because we are not generally subject to U.S. federal income tax on the portion of our REIT taxable income distributed to our stockholders, our dividends generally will not be eligible for the 20% rate on qualified dividend income. As a result, our ordinary REIT dividends will be taxed at the higher U.S. federal income tax rate applicable to ordinary income. However, the 20% U.S. federal income tax rate for qualified dividend income will apply to our ordinary REIT dividends, if any, that are (i) attributable to dividends received by us from non-REIT U.S. corporations, such as a domestic TRS, and (ii) to the extent attributable to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income). In general, to qualify for the reduced U.S. federal income tax rate on qualified dividend income, a U.S. holder must hold the relevant common stock for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which such stock becomes ex-dividend.

A distribution in excess of current and accumulated earnings and profits will first be treated as a tax-free return of capital, reducing the tax basis in the U.S. holder’s common stock, and a distribution in excess of the U.S. holder’s tax basis in its common stock will be a taxable gain realized from the sale of such shares. Dividends declared by us in October, November or December of any year payable to a stockholder of record on a specified date in any such month shall be treated as both paid by us and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by us during January of the following calendar year. We will be treated as having sufficient earnings and profits to treat as a dividend any distribution by us up to the amount required to be distributed in order to avoid imposition of the 4% excise tax discussed under “—Taxation of Our Company—General” and “—Taxation of Our Company—Annual Distribution Requirements” above. As a result, U.S. holders may be required to treat as taxable dividends certain distributions that would otherwise result in tax-free returns of capital. Moreover, any “deficiency dividend” will be treated as a “dividend” (an ordinary dividend or a capital gain dividend, as the case may be), regardless of our earnings and profits.

Capital Gain Distributions. Distributions that are designated by us as capital gain dividends will be treated as long-term capital gain (to the extent they do not exceed our actual net capital gain) for the taxable year without regard to the period for which the stockholder has held its stock. However, corporate stockholders may be required to treat up to 20% of certain capital gains dividends as ordinary income, pursuant to Section 291(d) of the Code. If we elect to retain capital gains rather than distribute them, a U.S. holder will be deemed to receive a capital gain dividend equal to the amount of such retained capital gains. In such a case, a U.S. holder will receive certain tax credits and basis adjustments reflecting the deemed distribution and deemed payment of taxes by the U.S. holder.

To the extent that we have available net operating losses and capital losses carried forward from prior taxable years, such losses may reduce the amount of distributions that we must make to comply with the REIT distribution requirements described above under “—Taxation of Our Company—Annual Distribution Requirements.” Such losses, however, are not passed through to a holder of our common stock and do not offset such stockholder’s income from other sources, nor would they affect the character of any distributions that a stockholder receives from us.

Dispositions of Our Common Stock

In general, a U.S. holder will realize gain or loss upon the sale, redemption, or other taxable disposition of our common stock in an amount equal to the difference between the sum of the fair market value of any property received and the amount of cash received in such disposition, and the U.S. holder’s adjusted tax basis in our common stock at the time of the disposition. In general, a U.S. holder’s tax basis will equal the U.S. holder’s acquisition cost, increased by the excess of net capital gains deemed distributed to the U.S. holder, less tax deemed paid on it, and reduced by returns of capital. Gain from the sale or disposition of our common stock held for more than one year will generally be long-term capital gain. Capital losses recognized by a U.S. holder upon the disposition of shares of our common stock held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the U.S. holder but not ordinary income, except in the case of individuals, who may offset up to $3,000 of ordinary income each year. In addition, any loss upon a sale or exchange of shares of our common stock by a U.S. holder who has held such shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions received from us that are required to be treated by the U.S. holder as long-term capital gain.

If a U.S. holder recognizes a loss upon a disposition of our common stock in an amount that exceeds a prescribed threshold, it is possible that the provisions of U.S. Treasury regulations involving “reportable transactions” could apply, with a resulting requirement to separately disclose the loss-generating transaction to the IRS. While these regulations are directed towards “tax shelters,” they are written quite broadly, and apply to transactions that would not typically be considered tax shelters. In addition, there are significant penalties for failure to comply with these requirements. Each prospective holder of our common stock should consult its tax advisor concerning any possible disclosure obligation with respect to the receipt or disposition of our common stock, or transactions that might be undertaken directly or indirectly by us. Moreover, holders should be aware that we and other participants in the transactions involving us (including our advisors) may be subject to disclosure or other requirements pursuant to these regulations.

Passive Activity Losses and Investment Interest

Distributions made by us and gain arising from the sale or exchange by a U.S. holder of shares of our common stock will not be treated as passive activity income. As a result, U.S. holders will not be able to apply any “passive losses” against income or gain relating to shares of our common stock. Distributions made by us, to the extent they do not constitute return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation.

Additional Tax on Net Investment Income

A U.S. holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will generally be subject to a 3.8% tax on the lesser of (i) the U.S. holder’s “net investment income” for a taxable year and (ii) the excess of the U.S. holder’s modified adjusted gross income for such taxable year over $200,000 ($250,000 in the case of joint filers). For these purposes, “net investment income” will generally include taxable distributions and deemed distributions paid with respect to stock, interest on debt obligations, other types of investment income, and net gain attributable to the disposition of stock or debt obligations and other types of investment gain (in each case, unless such stock, debt instruments or other investment property, as the case may be, are held in connection with certain trades or businesses), but will be reduced by any deductions properly allocable to such distributions, interest, income or net gain.

Information Reporting and Backup Withholding Tax

We will report to a U.S. holder and the IRS the amount of distributions we pay during each calendar year and the amount of tax we withhold, if any. Under the backup withholding rules, a U.S. holder of our common stock may be subject to backup withholding (currently at a maximum rate of 28%) with respect to distributions unless such U.S. holder:

•	is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact; or

•

provides an accurate taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

Any amount paid as backup withholding will be creditable against a U.S. holder’s income tax liability, provided that proper information is timely provided to the IRS.

U.S. holders should consult their own tax advisors with respect to the U.S. federal, state and local and non-U.S. tax consequences to them of an investment in our common stock, including applicable tax rates, and the effect of any possible changes in the tax laws.

Taxation of Non-U.S. Holders of Our Common Stock

The rules governing U.S. federal income taxation of holders of shares of our common stock that are not U.S. holders or partnerships for U.S. federal income tax purposes and that are not subject to U.S. federal income tax on a net income basis and that neither own nor have owned actually or constructively more than 5% of our common stock, which we call “non-U.S. holders,” are complex. The following discussion is only a limited summary of these rules.

Prospective non-U.S. holders should consult with their own tax advisors with respect to the U.S. federal, state and local and non-U.S. tax consequences to them of an investment in our common stock, including any reporting requirements.

REIT Distributions

Ordinary Dividends. Distributions, other than distributions that are treated as attributable to gain from sales or exchanges by us of U.S. real property interests, or USRPIs, as discussed below, and other than distributions designated by us as capital gain dividends, will be treated as ordinary income to the extent that they are made out of our current or accumulated earnings and profits. A U.S. withholding tax equal to 30% of the gross amount of the distribution will ordinarily apply to distributions of this kind to non-U.S. holders, unless an applicable tax treaty reduces that tax. However, if income from a non-U.S. holder’s investment in our common stock is treated as effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business or attributable to a permanent establishment that the non-U.S. holder maintains in the United States if required by an applicable income tax treaty as a condition for subjecting the non-U.S. holder to U.S. taxation on a net income basis, U.S. federal income tax at graduated rates will generally apply to the non-U.S. holder in the same manner as U.S. holders are taxed with respect to dividends, and the 30% U.S. branch profits tax may also apply if the non-U.S. holder is a foreign corporation. We expect to withhold U.S. tax at the rate of 30% on the gross amount of any dividends, other than dividends treated as attributable to gain from sales or exchanges of USRPIs and capital gain dividends, paid to a non-U.S. holder, unless (a) a lower treaty rate applies and the required form evidencing eligibility for that reduced rate is filed with us or the appropriate withholding agent or (b) the non-U.S. holder files an IRS Form W-8 ECI or a successor form with us or the appropriate withholding agent claiming that the distributions are effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business and in either case other applicable requirements were met.

Distributions in excess of our current and accumulated earnings and profits, which are not treated as attributable to the gain from our disposition of a USRPI, will not be taxable to a non-U.S. holder to the extent that they do not exceed the non-U.S. holder’s adjusted tax basis in its common stock. Distributions of this kind will instead reduce the non-U.S. holder’s adjusted tax basis in its common stock. To the extent that distributions of this kind exceed a non-U.S. holder’s adjusted tax basis in its common stock, they will give rise to tax liability if the non-U.S. holder otherwise would have to pay U.S. federal tax on any gain from the sale or disposition of its common stock, as described below. If it cannot be determined at the time a distribution is made whether the distribution will be in excess of current and accumulated earnings and profits, we will withhold U.S. tax at the rate of 30% on the distribution. However, the non-U.S. holder may seek a refund of these amounts from the IRS if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits.

Capital Gain Dividends. Assuming that our common stock is regularly traded on an established securities market in the United States, capital gain distributions on our common stock that are attributable to gain on our sale of USRPIs will be treated as ordinary dividends rather than as gain from the sale of a USRPI. As a result, non-U.S. holders generally will be subject to U.S. withholding tax on such capital gain distributions in the same manner as they are subject to U.S. withholding tax on ordinary dividends as described above in “—Ordinary Dividends.”

Distributions that are not described in the preceding paragraph that are attributable to gain from sales by us of USRPIs will be taxed to a non-U.S. holder under the provisions of the Foreign Investment in Real Property Tax Act of 1980, as amended, or FIRPTA. Under FIRPTA, these distributions are taxed to a non-U.S. holder as if the gain were effectively connected with a U.S. trade or business. Non-U.S. holders would thus be taxed on such a distribution at the normal U.S. federal rates applicable to U.S. holders. A non-U.S. corporate holder not entitled to treaty relief or exemption also might be subject to a 30% U.S. branch profits tax on such a distribution. The applicable withholding agent would be required to withhold 35% of any such distribution that we could designate as a capital gain dividend. A non-U.S. holder generally may credit the amount withheld as set forth in this paragraph against its U.S. federal tax liability.

Dispositions of Our Common Stock

Assuming that our common stock is regularly traded on an established securities market, a non-U.S. holder generally will not be subject to U.S. federal income tax on gain realized on a sale or other disposition of our common stock. If the gain on the sale of our common stock were taxed under FIRPTA, a non-U.S. holder would be taxed on that gain for U.S. federal income tax purposes in the same manner as a U.S. holder. In addition, if the sale or other disposition of our stock is subject to tax under FIRPTA, the purchaser of the stock would be required to withhold and remit to the IRS 10% of the gross purchase price unless an exception applies.

Furthermore, a non-U.S. holder generally will incur U.S. federal tax on gain not subject to FIRPTA if:

•

the gain is effectively connected with the non-U.S. holder’s U.S. trade or business, in which case the non-U.S. holder will be subject to the same treatment as U.S. holders with respect to such gain, or

•

the non-U.S. holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and meets certain other criteria, in which case the non-U.S. holder will incur a U.S. federal tax of 30% on his or her net capital gains.

Foreign Account Tax Compliance Act (FATCA)

Under the provisions of the Code and recently issued Treasury regulations commonly known as FATCA, the applicable withholding agent generally will be required to withhold 30% of the dividends on our common stock paid after December 31, 2013 and the gross proceeds from a sale or redemption of our common stock paid after December 31, 2016 to (i) a foreign financial institution (whether such financial institution is the beneficial owner or an intermediary) unless such foreign financial institution agrees to verify, report and disclose its U.S. accountholders and meets certain other specified requirements or (ii) a non-financial foreign entity (whether such entity is the beneficial owner or an intermediary) unless such entity certifies that it does not have any substantial U.S. owners or provides the name, address and taxpayer identification number of each substantial U.S. owner and such entity meets certain other specified requirements. Once deducted and withheld, a holder will be required to seek any available reduction or refund of such withholding tax from the IRS, which reduction or refund will generally be permitted only in certain limited situations.

Information Reporting and Backup Withholding Tax

Dividends paid to a non-U.S. holder may be subject to U.S. information reporting and backup withholding. A non-U.S. holder will be exempt from backup withholding if the non-U.S. holder provides a properly executed IRS Form W-8BEN or otherwise meets documentary evidence requirements for establishing its status as a non-U.S. holder or otherwise establishes an exemption.

The gross proceeds from the disposition of our common stock may be subject to U.S. information reporting and backup withholding. If a non-U.S. holder sells our common stock outside the United States through a non-U.S. office of a non-U.S. broker and the sales proceeds are paid to the non-U.S. holder outside the United States, then the U.S. backup withholding and information reporting requirements generally will not apply to that payment. However, U.S. information reporting, but not U.S. backup withholding, will apply to a payment of sales proceeds, even if that payment is made outside the United States, if a non-U.S. holder sells our common stock through a non-U.S. office of a broker that is a United States person or has certain enumerated connections with the United States, unless the broker has documentary evidence in its files that the non-U.S. holder is not a United States person and certain other conditions are met or the non-U.S. holder otherwise establishes an exemption.

If a non-U.S. holder receives payments of the proceeds of a sale of our common stock to or through a U.S. office of a broker, the payment is subject to both U.S. backup withholding and information reporting unless the non-U.S. holder provides a properly executed IRS Form W-8BEN certifying that the non-U.S. holder is not a “United States person” or the non-U.S. holder otherwise establishes an exemption.

A non-U.S. holder generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed the non-U.S. holder’s U.S. federal income tax liability by timely filing a refund claim with the IRS.

Non-U.S. holders should consult their own tax advisors with respect to the U.S. federal income and withholding tax consequences, and state, local and non-U.S. tax consequences, of an investment in shares of our common stock.

Legislative or Other Actions Affecting REITs

The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Department of the Treasury. No assurance can be given as to whether, or in what form, any proposals affecting REITs or their stockholders will be enacted. Changes to the federal tax laws and interpretations thereof could adversely affect an investment in our common stock.

SELLING SECURITYHOLDERS

Information about selling securityholders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment, or in filings we make with the SEC that are incorporated into this prospectus by reference.

PLAN OF DISTRIBUTION

References to “we,” “us” or “our” in this section refer to Sabra, the Operating Partnership, Sabra Capital and the Subsidiary Guarantors.

We and any selling securityholders may sell the securities under this prospectus in one or more of the following ways (or in any combination) from time to time:

•	to or through one or more underwriters or dealers;

•	in short or long transactions;

•	directly to investors;

•	through agents; or

•	through a combination of these methods.

If underwriters or dealers are used in the sale, the securities will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions, including:

•	in privately negotiated transactions;

•	in one or more transactions at a fixed price or prices, which may be changed from time to time;

•	in “at the market offerings,” within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise;

•	at prices related to those prevailing market prices; or

•	at negotiated prices.

As applicable, we, any selling securityholders, and our respective underwriters, dealers or agents, reserve the right to accept or reject all or part of any proposed purchase of the securities. We will set forth in a prospectus supplement the terms and offering of securities by us, including:

•	the names of any underwriters, dealers or agents;

•	any agency fees or underwriting discounts or commissions and other items constituting agents’ or underwriters’ compensation;

•	any discounts or concessions allowed or reallowed or paid to dealers;

•	details regarding over-allotment options under which underwriters may purchase additional securities from us, if any;

•	the purchase price of the securities being offered and the proceeds we will receive from the sale;

•	the public offering price; and

•	the securities exchanges on which such securities may be listed, if any.

We and any selling securityholders may enter into derivative transactions with third parties or sell securities not covered by this prospectus to third parties in privately negotiated transactions from time to time. If the applicable prospectus supplement indicates, in connection with those derivative transactions, such third parties (or affiliates of such third parties) may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, such third parties (or affiliates of such third parties) may use securities pledged by us or any selling securityholders, as the case may be, or borrowed from us or any selling securityholders, as the case may be, or others to settle those sales or to close out any related open borrowings of securities, and may use securities received from us or any selling securityholders, as the case may be, in settlement of those derivative transactions to close out any related open borrowings of securities. The third parties (or affiliates of such third parties) in such sale transactions by us will be underwriters and will be identified in an applicable prospectus supplement (or a post-effective amendment). We and any selling securityholders may also sell securities under this prospectus upon the exercise of rights that may be issued to our securityholders.

We may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus and an applicable prospectus supplement. Such financial institution or third party may transfer its economic short position to investors in our securities or in connection with a simultaneous offering of other securities offered by this prospectus.

Underwriters, Agents and Dealers. If underwriters are used in the sale of our securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions described above. The securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to conditions precedent and the underwriters will be obligated to purchase all of the securities if they purchase any of the securities. We may use underwriters with which we have a material relationship and will describe in the prospectus supplement, naming the underwriter, the nature of any such relationship.

We and any selling securityholders may sell the securities through agents from time to time. When we sell securities through agents, the prospectus supplement will name any agent involved in the offer or sale of securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase our securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

Underwriters, dealers and agents may contract for or otherwise be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments made by the underwriters, dealers or agents, under agreements between us and the underwriters, dealers and agents.

We and any selling securityholders may grant underwriters who participate in the distribution of our securities an option to purchase additional securities to cover over-allotments, if any, in connection with the distribution.

Underwriters, dealers or agents may receive compensation in the form of discounts, concessions or commissions from us or our purchasers, as their agents in connection with the sale of our securities. These underwriters, dealers or agents may be considered to be underwriters under the Securities Act. As a result, discounts, commissions or profits on resale received by the underwriters, dealers or agents may be treated as underwriting discounts and commissions. The prospectus supplement for any securities offered by us will identify any such underwriter, dealer or agent and describe any compensation received by them from us. Any public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

Any underwriter may engage in over-allotment transactions, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short-covering transactions involve purchases of our securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time. We make no representation or prediction as to the direction or magnitude of any effect these transactions may have on the price of our securities. For a description of these activities, see the information under the heading “Underwriting” in the applicable prospectus supplement.

Underwriters, broker-dealers or agents who may become involved in the sale of our securities may engage in transactions with and perform other services for us for which they receive compensation.

Stabilization Activities. In connection with an offering through underwriters, an underwriter may, to the extent permitted by applicable rules and regulations, purchase and sell securities in the open market. These transactions, to the extent permitted by applicable rules and regulations, may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional securities from us in the offering, if any. If the underwriters have an over-allotment option to purchase additional securities from us, the underwriters may consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the over-allotment option. “Naked” short sales, which may be prohibited or restricted by applicable rules and regulations, are any sales in excess of such option or where the underwriters do not have an over-allotment option. The underwriters must close out any naked short position by purchasing securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering.

Accordingly, to cover these short sales positions or to otherwise stabilize or maintain the price of the securities, the underwriters may bid for or purchase securities in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if securities previously distributed in the offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of the securities to the extent that it discourages resale of the securities. The magnitude or effect of any stabilization or other transactions is uncertain.

Direct Sales. We and any selling securityholders may also sell securities directly to one or more purchasers without using underwriters or agents. In this case, no agents, underwriters or dealers would be involved. We and any selling securityholders may sell securities upon the exercise of rights that we may issue to our securityholders. We and any selling securityholders may also sell securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities.

At-the-Market Offerings. To the extent that we make sales through one or more underwriters or agents in at-the-market offerings, we will do so pursuant to the terms of a sales agency financing agreement or other at-the-market offering arrangement between us and the underwriters or agents. If we engage in at-the-market sales pursuant to any such agreement, we will issue and sell our securities through one or more underwriters or agents, which may act on an agency basis or on a principal basis. During the term of any such agreement, we may sell securities on a daily basis in exchange transactions or otherwise as we agree with the underwriters or agents. The agreement will provide that any securities sold will be sold at prices related to the then prevailing market prices for our securities. Therefore, exact figures regarding proceeds that will be raised or commissions to be paid cannot be determined at this time. Pursuant to the terms of the agreement, we may agree to sell, and the relevant underwriters or agents may agree to solicit offers to purchase, blocks of our common stock or other securities. The terms of each such agreement will be set forth in more detail in a prospectus supplement to this prospectus.

Trading Market and Listing of Securities. If we sell any shares of our common stock, or additional shares of our Series A Preferred Stock, pursuant to a prospectus supplement, such shares will be listed on the NASDAQ Global Select Market. Any other securities we sell pursuant to a prospectus supplement may or may not be listed on a national securities exchange. It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the securities.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, certain legal matters regarding the validity of the securities offered hereby will be passed upon for us by O’Melveny & Myers LLP, Newport Beach, California, and by Venable LLP, Baltimore, Maryland, with respect to matters of Maryland law, and certain U.S. federal income tax matters will be passed upon for us by Fried, Frank, Harris, Shriver  & Jacobson LLP, New York, New York.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2012 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The audited consolidated financial statements of Genesis HealthCare LLC and subsidiaries (Genesis) as of December 31, 2012 and 2011 (Successor), and for the year ended December 31, 2012 (Successor period), and the two years ended December 31, 2011 and 2010 (Predecessor periods), have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

KPMG LLP’s report on the audited consolidated financial statements contains an explanatory paragraph that states that one of Genesis’s indirect members obtained a controlling interest of Genesis in a business combination accounted for using the acquisition method. As a result of the business combination, the consolidated financial information for the period after the business combination is presented on a different cost basis than that for the periods before the business combination and, therefore, is not comparable.

6,000,000 Shares

Sabra Health Care REIT, Inc.

Common Stock

PROSPECTUS    SUPPLEMENT

BofA Merrill Lynch

Barclays

RBC Capital Markets

Raymond James

Oppenheimer & Co.

J.P. Morgan

SunTrust Robinson Humphrey

September 29, 2014